Exhibit 4.11

COMSTOCK RESOURCES, INC.,

AND

EACH OF THE SUBSIDIARY GUARANTORS PARTY HERETO

SENIOR SECURED TOGGLE NOTES DUE 2020

INDENTURE

Dated as of             , 2016

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Trustee

i

Section 12.12.	Counterparts	107
Section 12.13.	Language of Notices, Etc.	107
Section 12.14.	U.S.A. PATRIOT Act	107
Section 12.15.	Force Majeure	107
Section 12.16.	Foreign Sanction Regulations	108

EXHIBITS

EXHIBIT A	Form of Note

EXHIBIT B	Form of Supplemental Indenture

v

This INDENTURE, dated as of             , 2016 is among COMSTOCK RESOURCES, INC., a Nevada corporation (the “Company”), each SUBSIDIARY GUARANTOR from time to time party hereto, as Subsidiary Guarantors, and AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Trustee.

RECITALS

This Indenture is subject to the provisions of the Trust Indenture Act of 1939, as amended (the “TIA”), that are required to be part of this Indenture and shall, to the extent applicable, be governed by such provisions.

The Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders of the Company’s Senior Secured Toggle Notes due 2020 issued on the Issue Date (the “Notes”) and the Additional Notes:

ARTICLE 1.

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01.	Definitions.

“2019 Convertible Notes Indenture” means the Indenture, dated as of             , 2016, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as trustee, relating to the New 2019 Convertible Notes.

“2020 Convertible Notes Indenture” means the Indenture, dated as of             , 2016, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as trustee, relating to the New 2020 Convertible Notes.

“Account Control Agreement” means each Account Control Agreement executed and delivered by the Company pursuant to this Indenture, in form and substance satisfactory to the parties thereto.

“Acquired Indebtedness” means Indebtedness of a Person (1) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with acquisitions of properties or assets from such Person (other than any Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or such acquisition). Acquired Indebtedness shall be deemed to be Incurred on the date the acquired Person becomes a Restricted Subsidiary or the date of the related acquisition of properties or assets from such Person.

“Additional Assets” means:

(1) any assets or property (other than cash, Cash Equivalents or securities) used in the Oil and Gas Business or any business ancillary thereto;

(2) Investments in any other Person engaged in the Oil and Gas Business or any business ancillary thereto (including the acquisition from third parties of Capital Stock of such Person) as a result of which such other Person becomes a Restricted Subsidiary;

(3) the acquisition from third parties of Capital Stock of a Restricted Subsidiary; or

(4) capital expenditures by the Company or a Restricted Subsidiary in the Oil and Gas Business.

“Additional New 2019 Convertible Notes” means the additional securities issued under the 2019 Convertible Notes Indenture solely in connection with the payment of interest in kind on the New 2019 Convertible Notes.

“Additional New 2020 Convertible Notes” means the additional securities issued under the 2020 Convertible Notes Indenture solely in connection with the payment of interest in kind on the New 2020 Convertible Notes.

“Additional New Convertible Notes” means, collectively, the Additional New 2019 Convertible Notes and the Additional New 2020 Convertible Notes.

“Adjusted Consolidated Net Tangible Assets” means (without duplication), as of the date of determination, the remainder of:

(1) the sum of:

(a) discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries calculated in accordance with Commission guidelines before any state, federal or foreign income taxes, as estimated by the Company and confirmed by a nationally recognized firm of independent petroleum engineers in a reserve report prepared as of the end of the Company’s most recently completed fiscal year for which audited financial statements are available, as increased by, as of the date of determination, the estimated discounted future net revenues from:

(i) estimated proved oil and gas reserves acquired since such year-end, which reserves were not reflected in such year-end reserve report, and

(ii) estimated oil and gas reserves attributable to upward revisions of estimates of proved oil and gas reserves since such year-end due to exploration, development or exploitation activities, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report), and decreased by, as of the date of determination, the estimated discounted future net revenues from:

(iii) estimated proved oil and gas reserves produced or disposed of since such year-end, and

(iv) estimated oil and gas reserves attributable to downward revisions of estimates of proved oil and gas reserves since such year-end due to changes in geological conditions or other factors which would, in accordance with standard industry practice, cause such revisions, in each case calculated in accordance with Commission guidelines (utilizing the prices utilized in such year-end reserve report);

provided that, in the case of each of the determinations made pursuant to clauses (i) through (iv) above, such increases and decreases shall be as estimated by the Company’s petroleum engineers, unless there is a Material Change as a result of such acquisitions, dispositions or revisions, in which event the discounted future net revenues utilized for purposes of this clause (1)(a) shall be confirmed in writing by a nationally recognized firm of independent petroleum engineers;

(b) the capitalized costs that are attributable to oil and gas properties of the Company and its Restricted Subsidiaries to which no proved oil and gas reserves are attributable, based on the Company’s books and records as of a date no earlier than the date of the Company’s latest annual or quarterly financial statements;

(c) the Net Working Capital on a date no earlier than the date of the Company’s latest annual or quarterly financial statements; and

(d) the greater of (i) the net book value on a date no earlier than the date of the Company’s latest annual or quarterly financial statements and (ii) the appraised value, as estimated by independent appraisers, of other tangible assets (including, without duplication, Investments in unconsolidated Restricted Subsidiaries) of the Company and its Restricted Subsidiaries, as of the date no earlier than the date of the Company’s latest audited financial statements, minus

(2) the sum of:

(a) Minority Interests;

(b) any net gas balancing liabilities of the Company and its Restricted Subsidiaries reflected in the Company’s latest audited financial statements;

(c) to the extent included in (1)(a) above, the discounted future net revenues, calculated in accordance with Commission guidelines (utilizing the prices utilized in the Company’s year-end reserve report), attributable to reserves which are required to be delivered to third parties to fully satisfy the obligations of the Company and its Restricted Subsidiaries with respect to Volumetric Production Payments (determined, if applicable, using the schedules specified with respect thereto); and

(d) the discounted future net revenues, calculated in accordance with Commission guidelines, attributable to reserves subject to Dollar-Denominated Production Payments which, based on the estimates of production and price assumptions included in determining the discounted future net revenues specified in (1)(a) above, would be necessary to fully satisfy the payment obligations of the Company and its Restricted Subsidiaries with respect to Dollar- Denominated Production Payments (determined, if applicable, using the schedules specified with respect thereto).

“Adjusted Net Assets” of a Subsidiary Guarantor at any date shall mean the amount by which the fair value of the properties and assets of such Subsidiary Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under its Subsidiary Guarantee, of such Subsidiary Guarantor at such date.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; and the term “Affiliated” shall have a meaning correlative to the foregoing. For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of this definition, beneficial ownership of 10% or more of the voting common equity (on a fully diluted basis) or options or warrants to purchase such equity (but only if exercisable at the date of determination or within 60 days thereof) of a Person shall be deemed to constitute control of such Person.

“Agents” means, collectively, the Trustee, the Collateral Agent, the Registrar, the Paying Agent and any other agents under the Note Documents from time to time.

“Applicable Procedures” means, with respect to any transfer or exchange of beneficial interests in a Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer and exchange.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition to any Person other than the Company or any of its Restricted Subsidiaries (including, without limitation, by means of a Production Payment, net profits interest, overriding royalty interest, sale and leaseback transaction, merger or consolidation) (collectively, for purposes of this definition, a “transfer”), directly or indirectly, in one or a series of related transactions, of (1) any Capital Stock of any Restricted Subsidiary, (2) all or substantially all of the properties and assets of any division or line of business of the Company or any of its Restricted Subsidiaries or (3) any other properties or assets of the Company or any of its Restricted Subsidiaries other than (a) a transfer of cash, Cash Equivalents, Hydrocarbons or other mineral products in the ordinary course of business or (b) any lease, abandonment, disposition, relinquishment or farm-out of any oil and gas properties in the ordinary course of business.

For the purposes of this definition, the term “Asset Sale” also shall not include (A) any transfer of properties or assets (including Capital Stock) that is governed by, and made in accordance with, Section 5.01, (B) any transfer of properties or assets to an Unrestricted Subsidiary, if permitted under Section 4.07; or (C) any transfer (in a single transaction or a series of related transactions) of properties or assets (including Capital Stock) having a Fair Market Value of less than $25,000,000.

“Attributable Indebtedness” means, with respect to any particular lease under which any Person is at the time liable and at any date as of which the amount thereof is to be determined, the present value of the total net amount of rent required to be paid by such Person under the lease during the primary term thereof, without giving effect to any renewals at the option of the lessee, discounted from the respective due dates thereof to such date at the rate of interest per annum implicit in the terms of the lease. As used in the preceding sentence, the net amount of rent under any lease for any such period shall mean the sum of rental and other payments required to be paid with respect to such period by the lessee thereunder excluding any amounts required to be paid by such lessee on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges. In the case of any lease which is terminable by the lessee upon payment of a penalty, such net amount of rent shall also include the amount of such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

“Average Life” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (1) the sum of the products of (a) the number of years (and any portion thereof) from the date of determination to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund or mandatory redemption payment requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (2) the sum of all such principal payments

“Bankruptcy Law” means Title 11 of the United States Code, as amended.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the board of directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in New York, New York or Dallas, Texas are authorized or required by law or executive order to close.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights or other equivalents in the equity interests (however designated) in such Person, and any rights (other than debt securities convertible into an equity interest), warrants or options exercisable for, exchangeable for or convertible into such an equity interest in such Person.

“Capitalized Lease Obligation” means any obligation to pay rent or other amounts under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of this Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP. Notwithstanding the foregoing, any lease (whether entered into before or after date of this Indenture) that would have been classified as an operating lease pursuant to GAAP as in effect on the date of this Indenture will be deemed not to represent a Capitalized Lease Obligation.

“Cash Equivalents” means:

(1) any evidence of Indebtedness with a maturity of 180 days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof);

(2) demand and time deposits and certificates of deposit or acceptances with a maturity of 180 days or less of any financial institution that is a member of the Federal Reserve System having combined capital and surplus and undivided profits of not less than $500,000,000;

(3) commercial paper with a maturity of 180 days or less issued by a corporation that is not an Affiliate of the Company and is organized under the laws of any state of the United States or the District of Columbia and rated at least A-1 by S&P or at least P-1 by Moody’s;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) of this definition entered into with any commercial bank meeting the specifications of clause (2) of this definition;

(5) overnight bank deposits and bankers acceptances at any commercial bank meeting the qualifications specified in clause (2) above;

(6) deposits available for withdrawal on demand with any commercial bank not meeting the qualifications specified in clause (2) above but which is a lending bank under the Revolving Credit Agreement, provided all such deposits do not exceed $5,000,000 in the aggregate at any one time;

(7) demand and time deposits and certificates of deposit with any commercial bank organized in the United States not meeting the qualifications specified in clause (2) above, provided that such deposits and certificates support bond, letter of credit and other similar types of obligations incurred in the ordinary course of business; and

(8) investments in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any event or series of events by which:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company;

(2) the Company consolidates with or merges into another Person or any Person consolidates with, or merges into, the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is changed into or exchanged for cash, securities or other property, other than any such transaction where (a) the outstanding Voting Stock of the Company is changed into or exchanged for Voting Stock of the surviving or resulting Person that is Qualified Capital Stock and (b) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving or resulting Person immediately after such transaction;

(3) the Company, either individually or in conjunction with one or more Restricted Subsidiaries, sells, assigns, conveys, transfers, leases or otherwise disposes of, or the Restricted Subsidiaries sell, assign, convey, transfer, lease or otherwise dispose of, all or substantially all of the properties and assets of the Company and such Restricted Subsidiaries, taken as a whole (either in one transaction or a series of related transactions), including Capital Stock of the Restricted Subsidiaries, to any Person (other than the Company or a Wholly Owned Restricted Subsidiary);

(4) the Company is liquidated or dissolved; or

(5) the occurrence of any other event that constitutes a “Change of Control” under any of the Convertible Notes Indentures or the Old Indentures.

“Charter Amendment” means the amendment of the Company’s restated articles of incorporation to increase the number of shares of the Company’s common stock authorized for issuance in an amount to provide a sufficient number of authorized shares of the Company’s common stock for the issuance of shares upon conversion of all of the outstanding New Convertible Notes and exercise, to the extent necessary, of all of the New Warrants.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Collateral” means all property wherever located and whether now owned or at any time acquired after the date of this Indenture by any Collateral Grantor as to which a Lien is granted under the Collateral Agreements to secure the Notes or any Subsidiary Guarantee.

“Collateral Agent” means the collateral agent for all holders of Pari Passu Obligations. Bank of Montreal will initially serve as the Collateral Agent.

“Collateral Agreements” means, collectively, each Mortgage, the Pledge Agreement, the Security Agreement, the Intercreditor Agreements and each other instrument, including any assignment, security agreement, mortgage, deed of trust, pledge agreement or other security instrument, creating Liens in favor of the Collateral Agent as required by the Pari Passu Documents, including the Intercreditor Agreements, in each case, as the same may be in effect from time to time.

“Collateral Grantors” means the Company and each Subsidiary Guarantor that is party to a Collateral Agreement.

“Commission” or “SEC” means the Securities and Exchange Commission.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” has the meaning provided in the introductory paragraph hereto.

“Company Order” means a written request or order signed in the name of the Company by its Chairman, its President, any Vice President, its Treasurer or an Assistant Treasurer, and delivered to the Trustee.

“Consolidated Exploration Expenses” means, for any period, exploration expenses of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, for any period, the ratio on a pro forma basis of: (1) the sum of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated Non-cash Charges each to the extent deducted in computing Consolidated Net Income, in each case, for such period, of the Company and its Restricted Subsidiaries on a consolidated basis, all determined in accordance with GAAP, decreased (to the extent included in determining Consolidated Net Income) by the sum of (a) the amount of deferred revenues that are amortized during such period and are attributable to reserves that are subject to Volumetric Production Payments and (b) amounts recorded in accordance with GAAP as repayments of principal and interest pursuant to Dollar- Denominated Production Payments, to (2) Consolidated Interest Expense for such period; provided that (i) the Consolidated Fixed Charge Coverage Ratio shall be calculated on a pro forma basis assuming that (A) the Indebtedness to be Incurred (and all other Indebtedness Incurred after the first day of such period of four full fiscal quarters referred to in Section 4.09 through and including the date of determination), and (if applicable) the application of the net proceeds therefrom (and from any other such Indebtedness), including to refinance other Indebtedness, had been Incurred on the first day of such four-quarter period and, in the case of Acquired Indebtedness, on the assumption that the related transaction (whether by means of purchase, merger or otherwise) also had occurred on such date with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation and (B) any acquisition or disposition by the

Company or any Restricted Subsidiary of any properties or assets outside the ordinary course of business, or any repayment of any principal amount of any Indebtedness of the Company or any Restricted Subsidiary prior to the Stated Maturity thereof, in either case since the first day of such period of four full fiscal quarters through and including the date of determination, had been consummated on such first day of such four-quarter period, (ii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness required to be computed on a pro forma basis in accordance with Section 4.09 and (A) bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period and (B) which was not outstanding during the period for which the computation is being made but which bears, at the option of the Company, a fixed or floating rate of interest, shall be computed by applying, at the option of the Company, either the fixed or floating rate, (iii) in making such computation, the Consolidated Interest Expense attributable to interest on any Indebtedness under a revolving credit facility required to be computed on a pro forma basis in accordance with Section 4.09 shall be computed based upon the average daily balance of such Indebtedness during the applicable period, provided that such average daily balance shall be reduced by the amount of any repayment of Indebtedness under a revolving credit facility during the applicable period, which repayment permanently reduced the commitments or amounts available to be reborrowed under such facility, (iv) notwithstanding clauses (ii) and (iii) of this proviso, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Rate Protection Obligations, shall be deemed to have accrued at the rate per annum resulting after giving effect to the operation of such agreements, (v) in making such calculation, Consolidated Interest Expense shall exclude interest attributable to Dollar-Denominated Production Payments, and (vi) if after the first day of the period referred to in clause (1) of this definition the Company has permanently retired any Indebtedness out of the Net Cash Proceeds of the issuance and sale of shares of Qualified Capital Stock of the Company within 30 days of such issuance and sale, Consolidated Interest Expense shall be calculated on a pro forma basis as if such Indebtedness had been retired on the first day of such period.

“Consolidated Income Tax Expense” means, for any period, the provision for federal, state, local and foreign income taxes (including state franchise taxes accounted for as income taxes in accordance with GAAP) of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, without duplication, the sum of (1) the interest expense of the Company and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation, (a) any amortization of debt discount, (b) the net cost under Interest Rate Protection Obligations (including any amortization of discounts), (c) the interest portion of any deferred payment obligation constituting Indebtedness, (d) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and (e) all accrued interest, in each case to the extent attributable to such period, (2) to the extent any Indebtedness of any Person (other than the Company or a Restricted Subsidiary) is guaranteed by the Company or any Restricted Subsidiary, the aggregate amount of interest paid (to the extent not accrued in a prior period) or accrued by such other Person during such period attributable to any such Indebtedness, in each case to the extent attributable to that period, (3) the aggregate amount of the interest component of Capitalized Lease Obligations paid (to the extent not accrued in a prior period), accrued or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP and (4) the aggregate amount of dividends paid (to the extent such dividends are not accrued in a prior period and excluding dividends paid in Qualified Capital Stock) or accrued on Disqualified Capital Stock of the Company and its Restricted Subsidiaries, to the extent such Disqualified Capital Stock is owned by Persons other than Restricted Subsidiaries, less, to the extent included in any of clauses (1) through (4), amortization of capitalized debt issuance costs of the Company and its Restricted Subsidiaries during such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Company and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted by excluding:

(1) net after-tax extraordinary gains or losses (less all fees and expenses relating thereto);

(2) net after-tax gains or losses (less all fees and expenses relating thereto) attributable to Asset Sales;

(3) the net income (or net loss) of any Person (other than the Company or any of its Restricted Subsidiaries), in which the Company or any of its Restricted Subsidiaries has an ownership interest, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of its Restricted Subsidiaries in cash by such other Person during such period (regardless of whether such cash dividends or distributions are attributable to net income (or net loss) of such Person during such period or during any prior period);

(4) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary is not at the date of determination permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(5) dividends paid in Qualified Capital Stock;

(6) income resulting from transfers of assets received by the Company or any Restricted Subsidiary from an Unrestricted Subsidiary;

(7) Consolidated Exploration Expenses and any write-downs or impairments of non-current assets; and

(8) the cumulative effect of a change in accounting principles.

“Consolidated Non-cash Charges” means, for any period, the aggregate depreciation, depletion, amortization and exploration expense and other non-cash expenses of the Company and its Restricted Subsidiaries reducing Consolidated Net Income for such period, determined on a consolidated basis in accordance with GAAP (excluding any such non-cash charge for which an accrual of or reserve for cash charges for any future period is required).

“Convertible Notes Indentures” means, collectively, the 2019 Convertible Notes Indenture and the 2020 Convertible Notes Indenture.

“Default” means any event, act or condition that is, or after notice or passage of time or both would become, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend set forth in Section 2.06(f) and shall not have the “Schedule of Increases or Decreases in the Global Note” attached thereto.

“Depositary” means The Depository Trust Company, its nominee and their respective successors and assigns, or such other depository institution hereinafter appointed by the Company.

“Discharge of Revolving Credit Agreement Obligations” means, except to the extent otherwise provided in the Pari Passu Intercreditor Agreement, payment in full, in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all Revolving Credit Agreement Obligations and, with respect to letters of credit outstanding under the Revolving Credit Agreement Obligations, delivery of cash collateral or backstop letters of credit in respect thereof in a manner consistent with the Revolving Credit Agreement and otherwise reasonably satisfactory to the Revolving Credit Agreement Agent, and termination of and payment in full in cash of, all Secured Swap Obligations, in each case after or concurrently with the termination of all commitments to extend credit thereunder and the termination of all commitments of the Revolving Credit Agreement Secured Parties under the Revolving Credit Agreement Documents; provided that the Discharge of Revolving Credit Agreement Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Revolving Credit Agreement Obligations that constitute an exchange or replacement for or a refinancing of such Revolving Credit Agreement Obligations.

“Disinterested Director” means, with respect to any transaction or series of transactions in respect of which the Board of Directors of the Company is required to deliver a resolution of the Board of Directors under this Indenture, a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest (other than an interest arising solely from the beneficial ownership of Capital Stock of the Company) in or with respect to such transaction or series of transactions.

“Disqualified Capital Stock” means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed or repurchased prior to the date that is 91 days after the final Stated Maturity of the Notes or is redeemable at the option of the Holder thereof at any time prior to the date that is 91 days after the final Stated Maturity of the Notes, or is convertible into or exchangeable for debt securities at any time prior to the date that is 91 days after the final Stated Maturity of the Notes. For purposes of Section 4.09, Disqualified Capital Stock shall be valued at the greater of its voluntary or involuntary maximum fixed redemption or repurchase price plus accrued and unpaid dividends. For such purposes, the “maximum fixed redemption or repurchase price” of any Disqualified Capital Stock which does not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were redeemed or repurchased on the date of determination, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined in good faith by the board of directors of the issuer of such Disqualified Capital Stock; provided that if such Disqualified Capital Stock is not at the date of determination permitted or required to be redeemed or repurchased, the “maximum fixed redemption or repurchase price” shall be the book value of such Disqualified Capital Stock.

“Dollar-Denominated Production Payments” means production payment obligations of the Company or a Restricted Subsidiary recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith

“Engineering Report” means the Initial Engineering Report and each engineering report delivered pursuant to Section 4.04(b)(3) or (b)(4).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means the Euroclear System or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

“Exchange Offer and Consent Solicitation” means a series of transactions in which the Company will (i) exchange the Notes and New Warrants for the Old Senior Secured Notes, (ii) exchange the New 2019 Convertible Notes for the Company’s 7 3/4% Senior Notes due 2019, (iii) exchange the New 2020 Convertible Notes for the Company’s 9 1/2% Senior Notes due 2020 and (iv) solicit the consent of the holders of the Old Senior Secured Notes and Old Unsecured Notes for certain amendments to the Old Indentures, including amendments to eliminate or amend certain restrictive covenants contained in the Old Indentures and release the collateral securing the Old Senior Secured Notes and, to the extent necessary, approve the appointment of American Stock Transfer & Trust Company, LLC as trustee under the Old Indentures.

“Exchanged Properties” means properties or assets used or useful in the Oil and Gas Business received by the Company or a Restricted Subsidiary in trade or as a portion of the total consideration for other such properties or assets.

“Fair Market Value” means with respect to any asset or property, the sale value that would be obtained in an arm’s-length free market transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy. Fair Market Value of an asset or property equal to or in excess of $10,000,000 shall be determined by the Board of Directors of the Company acting in good faith, whose determination shall be conclusive and evidenced by a resolution of such Board of Directors delivered to the Trustee, and any lesser Fair Market Value may be determined by an officer of the Company acting in good faith.

“Financial Officer” means, with respect to any Person, the chief executive officer, chief financial officer, chief accounting officer or treasurer of such Person.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time. All ratios and computations based on GAAP contained in this Indenture will be computed in conformity with GAAP.

“Global Note” means a Note in global form registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto, and that bears the Global Note Legend set forth in Section 2.06(f) and that has the “Schedule of Increases or Decreases in the Global Note” attached thereto, issued in accordance with Sections 2.01, 2.06(b), 2.06(c), 2.06(d) or 2.06(e).

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

“guarantee” means, as applied to any obligation, (1) a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation and (2) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non- performance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts drawn down under letters of credit. When used as a verb, “guarantee” has a corresponding meaning.

“Hedging Agreement” means (1) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing and any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means a Person in whose name a Note (including an Additional Note) is registered in the Note Register.

“Hydrocarbon Interest” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, operating rights, net profit interests, production payment interests and other similar types of interests, including any reserved or residual interest of whatever nature.

“Hydrocarbons” means oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Indebtedness” means, with respect to any Person, without duplication:

(1) all liabilities of such Person, contingent or otherwise, for borrowed money or for the deferred purchase price of property or services (excluding any trade accounts payable and other accrued current liabilities incurred and reserves established in the ordinary course of business) and all liabilities of such Person incurred in connection with any agreement to purchase, redeem, exchange, convert or otherwise acquire for value any Capital Stock of such Person, or any warrants, rights or options to acquire such Capital Stock, outstanding on the Issue Date or thereafter, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(2) all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments, if, and to the extent, any of the foregoing would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP;

(3) all obligations of such Person with respect to letters of credit;

(4) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising and reserves established in the ordinary course of business;

(5) all Capitalized Lease Obligations of such Person;

(6) the Attributable Indebtedness (in excess of any related Capitalized Lease Obligations) related to any Sale/Leaseback Transaction of such Person;

(7) all Indebtedness referred to in the preceding clauses of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or the amount of the obligation so secured);

(8) all guarantees by such Person of Indebtedness referred to in this definition (including, with respect to any Production Payment, any warranties or guaranties of production or payment by such Person with respect to such Production Payment but excluding other contractual obligations of such Person with respect to such Production Payment); and

(9) all obligations of such Person under or in respect of currency exchange contracts, oil and natural gas price hedging arrangements and Interest Rate Protection Obligations.

The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock shall be deemed to be an Incurrence of Indebtedness or an issuance of Disqualified Capital Stock or Preferred Stock for purposes of this definition. In addition, Disqualified Capital Stock shall be deemed to be Indebtedness.

Subject to clause (8) of the first sentence of this definition, neither Dollar-Denominated Production Payments nor Volumetric Production Payments shall be deemed to be Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Engineering Report” means the engineering report dated as of December 31, 2014, prepared by Lee Keeling & Associates, Inc.

“Insolvency or Liquidation Proceeding” means (1) any voluntary or involuntary case or proceeding under any bankruptcy law with respect to any Collateral Grantor, (2) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Collateral Grantor or with respect to any of its assets, (3) any liquidation, dissolution, reorganization or winding up of any Collateral Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy (other than any liquidation, dissolution, reorganization or winding up of any Subsidiary of the Company permitted by the Pari Passu Documents), (4) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Collateral Grantor or (5) any other proceeding of any type or nature in which substantially all claims of creditors of any Collateral Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agreements” means, individually or collectively, as the context may require, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements or arrangements designed to protect against or manage such Person’s and any of its Subsidiaries exposure to fluctuations in interest rates.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Indebtedness or other extension of credit or capital contribution by such Person to (by means of any transfer of cash or other property or assets to others or any payment for property, assets or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities (including derivatives) or evidences of Indebtedness issued by, any other Person. In addition, the Fair Market Value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary shall be deemed to be an “Investment” made by the Company in such Unrestricted Subsidiary at such time. “Investments” shall exclude (1) extensions of trade credit or other advances to customers on commercially reasonable terms in accordance with normal trade practices or otherwise in the ordinary course of business, (2) Interest Rate Protection Obligations entered into in the ordinary course of business or as required by any Permitted Indebtedness or any Indebtedness Incurred in compliance with Section 4.09, but only to the extent that the stated aggregate notional amounts of such Interest Rate Protection Obligations do not exceed 105% of the aggregate principal amount of such Indebtedness to which such Interest Rate Protection Obligations relate and (3) endorsements of negotiable instruments and documents in the ordinary course of business. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Restricted Subsidiary that were not sold or disposed of.

“Issue Date” means the date of original issuance of the Notes.

“Junior Lien” means any Lien which is subordinate to the Liens securing the Pari Passu Obligations pursuant to the Junior Lien Intercreditor Agreement.

“Junior Lien Collateral Agent” means, individually or collectively, as the context may require, any collateral agent for the holders of the New Convertible Notes. Bank of Montreal will initially serve as the Junior Lien Collateral Agent.

“Junior Lien Intercreditor Agreement” means (1) the Intercreditor Agreement among the Collateral Agent, the Junior Lien Collateral Agent, the Company, each other Collateral Grantor and the other parties from time to time party thereto, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with the Senior Secured Notes Indenture and (2) any replacement thereof that contains terms not materially less favorable to the Holders of the New Senior Secured Notes than the Junior Intercreditor Agreement referred to in clause (1).

“Junior Lien Obligations” means (1) the New 2019 Convertible Notes, (2) the New 2020 Convertible Notes and (3) Indebtedness of the Company or any Subsidiary Guarantor that is secured on a junior basis with the Pari Passu Obligations by a Junior Lien that was permitted to be Incurred and so secured under each applicable Pari Passu Document; provided that, in the case of any Indebtedness referred to in this definition:

(a) on or before the date on which such Indebtedness is Incurred by the Company or any Subsidiary Guarantor, such Indebtedness is designated by the Company (which such designation shall be made in an officers’ certificate delivered to the Collateral Agent in respect of Indebtedness referred to in clause (3) above) as “Junior Lien Obligations” for the purposes of this Indenture and any other applicable Pari Passu Document; provided that if such Indebtedness is designated as “Junior Lien Obligations,” it cannot also be designated as Pari Passu Obligations; and

(b) the collateral agent or other representative with respect to such Indebtedness, the Collateral Agent, the Trustee, the Company and each Subsidiary Guarantor have duly executed and delivered a joinder to the Junior Lien Intercreditor Agreement and all requirements set forth in the Junior Lien Intercreditor Agreement as to the confirmation, grant or perfection of the Liens of the holders of Junior Lien Obligations to secure such Indebtedness in respect thereof are satisfied.

“Lender Provided Hedging Agreement” means any Hedging Agreement between the Company or any Subsidiary Guarantor and a Secured Swap Counterparty.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim or similar type of encumbrance (including, without limitation, any agreement to give or grant any lease, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing) upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Liquid Securities” means securities (1) of an issuer that is not an Affiliate of the Company, (2) that are publicly traded on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market and (3) as to which the Company is not subject to any restrictions on sale or transfer (including any volume restrictions under Rule 144 under the Securities Act or any other restrictions imposed by the Securities Act) or as to which a registration statement under the Securities Act covering the resale thereof is in effect for as long as the securities are held; provided that securities meeting the requirements of clauses (1), (2) and (3) above shall be treated as Liquid Securities from the date of receipt thereof until and only until the earlier of (a) the date on which such securities are sold or exchanged for cash or Cash Equivalents and (b) 150 days following the date of receipt of such securities. If such securities are not sold or exchanged for cash or Cash Equivalents within 120 days of receipt thereof, for purposes of determining whether the transaction pursuant to which the Company or a Restricted Subsidiary received the securities was in compliance with Section 4.10, such securities shall be deemed not to have been Liquid Securities at any time

“Material Change” means an increase or decrease (except to the extent resulting from changes in prices) of more than 30% during a fiscal quarter in the estimated discounted future net revenues from proved oil and gas reserves of the Company and its Restricted Subsidiaries, calculated in accordance with clause (1)(a) of the definition of “Adjusted Consolidated Net Tangible Assets”; provided that the following will be excluded from the calculation of Material Change: (1) any acquisitions during the quarter of oil and gas reserves with respect to which the Company’s estimate of the discounted future net revenues from proved oil and gas reserves has been confirmed by independent petroleum engineers and (2) any dispositions of properties and assets during such quarter that were disposed of in compliance with Section 4.10.

“Minority Interest” means the percentage interest represented by any class of Capital Stock of a Restricted Subsidiary that are not owned by the Company or a Restricted Subsidiary.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” means all mortgages, deeds of trust and similar documents, instruments and agreements (and all amendments, modifications and supplements thereof) creating, evidencing, perfecting or otherwise establishing the Liens on Oil and Gas Properties and other related assets to secure payment of the Notes and the Subsidiary Guarantees or any part thereof.

“Mortgaged Properties” means any property owned by a Collateral Grantor that is subject to the Liens existing and to exist under the terms of the Mortgages.

“Net Available Cash” from an Asset Sale or Sale/Leaseback Transaction means cash proceeds received therefrom (including (1) any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, and (2) the Fair Market Value of Liquid Securities and Cash Equivalents, and excluding (a) any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the assets or property that is the subject of such Asset Sale or Sale/Leaseback Transaction and (b) except to the extent subsequently converted to cash, Cash Equivalents or Liquid Securities within 240 days after such Asset Sale or Sale/Leaseback Transaction, consideration constituting Exchanged Properties or consideration other than as identified in the immediately preceding clauses (1) and (2)), in each case net of (i) all legal, title and recording expenses, commissions and other fees and expenses incurred, and all federal, state, foreign and local taxes required to be paid or accrued as a liability under GAAP as a consequence of such Asset Sale or Sale/Leaseback Transaction, (ii) all payments made on any Indebtedness (but specifically excluding Indebtedness of the Company and its Restricted Subsidiaries assumed in connection with or in anticipation of such Asset Sale or Sale/Leaseback Transaction) which is secured by any assets subject to such Asset Sale or Sale/Leaseback Transaction, in accordance with the terms of any Lien upon such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or Sale/Leaseback Transaction or by applicable law, be repaid out of the proceeds from such Asset Sale or Sale/Leaseback Transaction, provided that such payments are made in a manner that results in the permanent reduction in the balance of such Indebtedness and, if applicable, a permanent reduction in any outstanding commitment for future Incurrences of Indebtedness thereunder, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Sale/ Leaseback Transaction and (d) the deduction of appropriate amounts to be provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale or Sale/ Leaseback

Transaction and retained by the Company or any Restricted Subsidiary after such Asset Sale or Sale/ Leaseback Transaction; provided that if any consideration for an Asset Sale or Sale/Leaseback Transaction (which would otherwise constitute Net Available Cash) is required to be held in escrow pending determination of whether a purchase price adjustment will be made, such consideration (or any portion thereof) shall become Net Available Cash only at such time as it is released to such Person or its Restricted Subsidiaries from escrow.

“Net Cash Proceeds” with respect to any issuance or sale of Qualified Capital Stock or other securities, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees and expenses actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Net Working Capital” means (1) all current assets of the Company and its Restricted Subsidiaries, less (2) all current liabilities of the Company and its Restricted Subsidiaries, except current liabilities included in Indebtedness, in each case as set forth in consolidated financial statements of the Company prepared in accordance with GAAP.

“New 2019 Convertible Notes” means the Company’s 7 3⁄4% Convertible Secured PIK Notes due 2019. Unless the context otherwise requires, all references to the New 2019 Convertible Notes shall include the Additional New 2019 Convertible Notes.

“New 2020 Convertible Notes” means the Company’s 9 1⁄2% Convertible Secured PIK Notes due 2020. Unless the context otherwise requires, all references to the New 2020 Convertible Notes shall include the Additional New 2020 Convertible Notes.

“New Convertible Notes” means, collectively, the New 2019 Convertible Notes and the New 2020 Convertible Notes.

“New Warrants” means the warrants issued to the holders of the Old Senior Secured Notes in the Exchange Offer and Consent Solicitation that are exercisable for shares of the Company’s common stock.

“Non-Recourse Indebtedness” means Indebtedness or that portion of Indebtedness of the Company or any Restricted Subsidiary Incurred in connection with the acquisition by the Company or such Restricted Subsidiary of any property or assets and as to which (i) the holders of such Indebtedness agree that they will look solely to the property or assets so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness, and neither the Company nor any Subsidiary (other than an Unrestricted Subsidiary) (a) provides credit support, including any undertaking, agreement or instrument which would constitute Indebtedness, or (b) is directly or indirectly liable for such Indebtedness, and (ii) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms thereof, any holder of any Indebtedness of the Company or a Restricted Subsidiary to declare a default on such Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity.

“Note Documents” means this Indenture, the Collateral Agreements and any agreement instrument or other document evidencing or governing any Note Obligations.

“Note Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Company or any Subsidiary Guarantor arising under this Indenture, the Notes, the Additional Notes, the Subsidiary Guarantees and the Collateral Agreements (including all principal, premium, interest, penalties, fees, charges, charges, expenses, indemnifications, reimbursement obligations, damages, guarantees, and other liabilities or amounts payable or arising thereunder), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Company or any Subsidiary Guarantor of any proceeding in bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“Note Register” means the register maintained by or for the Company in which the Company shall provide for the registration of the Notes and the transfer of the Notes.

“Notes” has the meaning provided in the recitals hereto. The Additional Notes shall have the same rights and benefits as the Notes issued on the Issue Date, and shall be treated together with the Notes as a single class for all purposes under this Indenture. Unless the context otherwise requires, all references to the Notes shall include the Additional Notes.

“Notes Custodian” means the custodian with respect to a Global Note (as appointed by the Depositary), or any successor Person thereto and shall initially be the Trustee.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, payments with respect to any letters of credit, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of any Person by two Officers, one of whom must be a Financial Officer of such Person.

“Oil and Gas Business” means (1) the acquisition, exploration, development, operation and disposition of interests in oil, gas and other hydrocarbon properties, (2) the gathering, marketing, treating, processing, storage, refining, selling and transporting of any production from such interests or properties, (3) any business relating to or arising from exploration for or development, production, treatment, processing, storage, refining, transportation or marketing of oil, gas and other minerals and products produced in association therewith, and (4) any activity necessary, appropriate or incidental to the activities described in the foregoing clauses (1) through (3) of this definition.

“Oil and Gas Properties” means Hydrocarbon Interests; the properties now or hereafter pooled or unitized with Hydrocarbon Interests; all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority have jurisdiction) that may affect all or any portion of the Hydrocarbon Interests; all operating agreements, contracts and other agreements that relate to any of the Hydrocarbon

Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interest; all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, the lands covered thereby and all oil in tanks and all rents, issues, profits, proceeds, products, revenues and other income from or attributable to the Hydrocarbon Interests; all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests, properties, rights, titles, interests and estates described or referred to in this definition, including any and all property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rightsofway, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Old Indentures” means (i) the Indenture, dated as of October 9, 2009 (the “Base Indenture”), among the Company, the subsidiary guarantors named therein, and American Stock Transfer & Trust Company, LLC, as the successor trustee, as amended and supplemented by the Third Supplemental Indenture, dated as of March 14, 2011, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to the Company’s 7 3⁄4% Senior Notes due 2019, (ii) the Base Indenture, as amended and supplemented by the Fourth Supplemental Indenture, dated as of June 5, 2012, among the Company, the subsidiary guarantors named therein and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to the Company’s 9 1⁄2% Senior Notes due 2020 and (iii) the Indenture, dated as of March 13, 2015, among the Company, the subsidiary guarantors named therein, and American Stock Transfer & Trust Company, LLC, as the successor trustee, relating to the Company’s Old Senior Secured Notes.

“Old Senior Secured Notes” means the Company’s 10% Senior Secured Notes due 2020.

“Old Unsecured Notes” means, collectively, the Company’s 7 3⁄4% Senior Notes due 2019 and 9 1⁄2% Senior Notes due 2020.

“Opinion of Counsel” means an opinion from legal counsel who is acceptable to the Trustee, that meets the requirements of Section 12.03. The counsel may be an employee of, or counsel to, the Company or any Subsidiary of the Company.

“Pari Passu Documents” means, collectively, the Revolving Credit Agreement Documents and the Note Documents.

“Pari Passu Intercreditor Agreement” means (1) the Amended and Restated Priority Lien Intercreditor Agreement among the Collateral Agent, the Trustee, the Revolving Credit Agreement Agent, the Company, each other Collateral Grantor, the other parties from time to time party thereto and American Stock Transfer & Trust Company, LLC, in its capacity as the successor trustee under the Old Senior Secured Notes, to be entered into on the Issue Date, as it may be amended, restated, supplemented or otherwise modified from time to time in accordance with this Indenture and (2) any replacement thereof that contains terms not materially less favorable to the Holders than the Pari Passu Intercreditor Agreement referred to in clause (1).

“Pari Passu Lien” means a Lien granted (or purported to be granted) by the Company or any Subsidiary Guarantor in favor of the Collateral Agent, at any time, upon any assets or property of the Company or any Subsidiary Guarantor to secure any Pari Passu Obligations.

“Pari Passu Obligations” means, collectively, (1) the Revolving Credit Agreement Obligations and (2) the Note Obligations, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to the DTC, shall include Euroclear and Clearstream).

“Permitted Collateral Liens” means Liens described in clauses (1), (4), (5), (6), (7), (8), (9), (10), (12), (17), (18), (19), (20), (21), (22) and (23) of the definition of “Permitted Liens” that, by operation of law, have priority over the Liens securing the Notes and the Subsidiary Guarantees.

“Permitted Investments” means any of the following:

(1) Investments in Cash Equivalents;

(2) Investments in property, plant and equipment used in the ordinary course of business;

(3) Investments in the Company or any of its Restricted Subsidiaries;

(4) Investments by the Company or any of its Restricted Subsidiaries in another Person, if (a) as a result of such Investment (i) such other Person becomes a Restricted Subsidiary or (ii) such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its properties and assets to, the Company or a Restricted Subsidiary and (b) such other Person is primarily engaged in the Oil and Gas Business;

(5) entry into operating agreements, joint ventures, partnership agreements, working interests, royalty interests, mineral leases, processing agreements, farm-out agreements, contracts for the sale, transportation or exchange of oil and natural gas, unitization agreements, pooling arrangements, area of mutual interest agreements or other similar or customary agreements, transactions, properties, interests or arrangements, and Investments and expenditures in connection therewith or pursuant thereto, in each case made or entered into in the ordinary course of the Oil and Gas Business;

(6) entry into any hedging arrangements in the ordinary course of business for the purpose of protecting the Company’s or any Restricted Subsidiary’s production, purchases and resales against fluctuations in oil or natural gas prices;

(7) entry into any currency exchange contract in the ordinary course of business;

(8) Investments in stock, obligations or securities received in settlement of debts owing to the Company or any Restricted Subsidiary as a result of bankruptcy or insolvency proceedings or upon the foreclosure, perfection or enforcement of any Lien in favor of the Company or any Restricted Subsidiary, in each case as to debt owing to the Company or any Restricted Subsidiary that arose in the ordinary course of business of the Company or any such Restricted Subsidiary;

(9) guarantees of Indebtedness permitted under Section 4.09;

(10) investments in Unrestricted Subsidiaries or joint ventures in an aggregate amount not to exceed at any one time outstanding $15,000,000; and

(11) other Investments, in an aggregate amount not to exceed at any one time outstanding the greater of (a) $25,000,000 and (b) 5% of Adjusted Consolidated Net Tangible Assets.

“Permitted Liens” means the following types of Liens:

(1) Liens existing as of the Issue Date (excluding Liens securing Indebtedness of the Company and any Subsidiary Guarantor under the Revolving Credit Agreement);

(2) Liens on any property or assets of the Company and any Subsidiary Guarantor securing the Notes issued on the Issue Date and up to $91,875,000 of Additional Notes, and the Subsidiary Guarantees in respect thereof;

(3) Liens in favor of the Company or any Restricted Subsidiary;

(4) Liens for taxes, assessments and governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(5) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(6) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the payment or performance of tenders, statutory or regulatory obligations, surety and appeal bonds, bids, government contracts and leases, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money but including lessee or operator obligations under statutes, governmental regulations or instruments related to the ownership, exploration and production of oil, gas and minerals on state, Federal or foreign lands or waters);

(7) judgment and attachment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired;

(8) easements, rights-of-way, restrictions and other similar charges or encumbrances not interfering in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(9) any interest or title of a lessor under any capitalized lease or operating lease;

(10) purchase money Liens; provided that (a) the related purchase money Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property or assets so acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) and any proceeds therefrom, (b) the aggregate principal amount of Indebtedness secured by such Liens it otherwise permitted to be Incurred under this Indenture and does not exceed the cost of the property or assets so acquired and (c) the Liens securing such Indebtedness shall be created within 90 days of such acquisition;

(11) Liens securing obligations under hedging agreements that the Company or any Restricted Subsidiary enters into in the ordinary course of business for the purpose of protecting its production, purchases and resales against fluctuations in oil or natural gas prices;

(12) Liens upon specific items of inventory or other goods of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

(14) Liens encumbering property or assets under construction arising from progress or partial payments by a customer of the Company or its Restricted Subsidiaries relating to such property or assets;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(16) Liens securing Interest Rate Protection Obligations which Interest Rate Protection Obligations relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture;

(17) Liens (other than Liens securing Indebtedness) on, or related to, properties or assets to secure all or part of the costs incurred in the ordinary course of business for the exploration, drilling, development or operation thereof;

(18) Liens on pipeline or pipeline facilities which arise by operation of law;

(19) Liens arising under operating agreements, joint venture agreements, partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements and other agreements which are customary in the Oil and Gas Business;

(20) Liens reserved in oil and gas mineral leases for bonus or rental payments or for compliance with the terms of such leases;

(21) Liens constituting survey exceptions, encumbrances, easements, or reservations of, or rights to others for, rights-of-way, zoning or other restrictions as to the use of real properties, and minor defects of title which, in the case of any of the foregoing, were not incurred or created to secure the payment of borrowed money or the deferred purchase price of property, assets or services, and in the aggregate do not materially adversely affect the value of properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, or materially impair the use of such properties and assets for the purposes for which such properties and assets are held by the Company or any Restricted Subsidiaries;

(22) Liens securing Non-Recourse Indebtedness; provided that the related Non-Recourse Indebtedness shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets acquired (including, without limitation, those acquired indirectly through the acquisition of stock or other ownership interests) by the Company or any Restricted Subsidiary with the proceeds of such Non-Recourse Indebtedness;

(23) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company and Liens on property or assets of a Subsidiary existing at the time it became a Subsidiary; provided that such Liens were in existence prior to the contemplation of the acquisition and do not extend to any assets other than the acquired property;

(24) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Restricted Subsidiaries so long as such deposit and such defeasance are permitted under Section 4.07;

(25) Junior Liens to secure the New Convertible Notes issued on the Issue Date and the Additional New Convertible Notes, in each case incurred under clause (11) of the definition of “Permitted Indebtedness”; provided that such Junior Liens are subject to the Junior Lien Intercreditor Agreement;

(26) Liens to secure any Permitted Refinancing Indebtedness incurred to renew, refinance, refund, replace, amend, defease or discharge, as a whole or in part, Indebtedness that was previously so secured; provided that (a) the new Liens shall be limited to all or part of the same property and assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced, (b) the new Liens have no greater priority relative to the Notes and the Subsidiary Guarantees, and the holders of the Indebtedness secured by such Liens have no greater intercreditor rights relative to the Notes and the Subsidiary Guarantees and the Holders thereof, than the original Liens and the related Indebtedness and the holders thereof and (c) such new Liens are subject to the Intercreditor Agreements, as applicable; and

(27) Liens securing Indebtedness of the Company and any Subsidiary Guarantor under the Revolving Credit Agreement in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided that such Liens are subject to the Pari Passu Intercreditor Agreement.

Notwithstanding anything in clauses (1) through (27) of this definition, the term “Permitted Liens” does not include any Liens resulting from the creation, incurrence, issuance, assumption or guarantee of any Production Payments other than Production Payments that are created, incurred, issued, assumed or guaranteed in connection with the financing of, and within 30 days after, the acquisition of the properties or assets that are subject thereto.

“Permitted Refinancing Indebtedness” means Indebtedness of the Company or a Restricted Subsidiary, the net proceeds of which are used to renew, extend, refinance, refund or repurchase (including, without limitation, pursuant to a Change of Control Offer or Asset Sale Offer) outstanding Indebtedness of the Company or any Restricted Subsidiary; provided that (1) if the Indebtedness (including the Notes) being renewed, extended, refinanced, refunded or repurchased is pari passu with or subordinated in right of payment to either the Notes or the Subsidiary Guarantees, then such Indebtedness is pari passu with or subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be, at least to the same extent as the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (2) such Indebtedness has a Stated Maturity for its final scheduled principal payment that is no earlier than the Stated Maturity for the final scheduled principal payment of the Indebtedness being renewed, extended, refinanced, refunded or repurchased, (3) if the Company or a Subsidiary Guarantor is the issuer of, or otherwise an obligor in respect of the Indebtedness being renewed, refinanced, refunded or repurchased, such Permitted Refinancing Indebtedness is not Incurred by any Restricted Subsidiary that is not the Company or a Subsidiary Guarantor, (4) such Indebtedness has an Average Life at the time such Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being renewed, extended, refinanced, refunded or repurchased and (5) if the Indebtedness being renewed, extended, refinanced, refunded or repurchased by its terms provides that interest is payable only in kind, then such Indebtedness may not permit the payment of scheduled interest in cash; provided, further, that such Indebtedness is in an aggregate principal amount (or, if such Indebtedness is issued at a price less than the principal amount thereof, the aggregate amount of gross proceeds therefrom is) not in excess of the aggregate principal amount then outstanding of the Indebtedness being renewed, extended, refinanced, refunded or repurchased (or if the Indebtedness being renewed, extended, refinanced, refunded or repurchased was issued at a price less than the principal amount thereof, then not in excess of the amount of liability in respect thereof determined in accordance with GAAP) plus the amount of any premium required to be paid in connection with such renewal, extension or refinancing, refunding or repurchase pursuant to the terms of the Indebtedness being renewed, extended, refinanced, refunded or repurchased or the amount of any premium reasonably determined by the Company as necessary to accomplish such renewal, extension, refinancing, refunding or repurchase, plus the amount of reasonable fees and expenses incurred by the Company or such Restricted Subsidiary in connection therewith.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Pledge Agreement” means each Pledge Agreement and Irrevocable Proxy to be entered into on the Issue Date in favor of the Collateral Agent for the benefit of the Secured Parties and each other pledge agreement in substantially the same form in favor of the Collateral Agent for the benefit of the Secured Parties delivered in accordance with this Indenture and the Collateral Agreements.

“Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Production Payments” means, collectively, Dollar-Denominated Production Payments and Volumetric Production Payments.

“Proved and Probable Drilling Locations” means all drilling locations of the Collateral Grantors located in the Haynesville and Bossier shale acreage in the States of Louisiana and Texas that are Proved Reserves or classified, in accordance with the Petroleum Industry Standards, as “Probable Reserves.”

“Proved Developed Non-Producing Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Non-Producing Reserves.”

“Proved Developed Producing Reserves” shall mean oil and gas reserves that in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves”.

“Proved Developed Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (1) “Developed Producing Reserves” or (2) “Developed Non-Producing Reserves.”

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (1) “Developed Producing Reserves”, (2) “Developed Non-Producing Reserves” or (3) “Undeveloped Reserves”.

“PV-9” means, with respect to any Proved Developed Reserves expected to be produced, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Collateral Grantors’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated by the Revolving Credit Agreement Agent (or, if no Revolving Credit Agreement is then in effect, the Collateral Agent) in its sole and absolute discretion; provided that the PV-9 associated with Proved Developed Non-Producing Reserves shall comprise no more than 25% of total PV-9.

“Qualified Capital Stock” of any Person means any and all Capital Stock of such Person other than Disqualified Capital Stock.

“Required Stockholder Approval” means the approval by (1) a majority of the issued and outstanding shares of common stock of the amendment to the Company’s restated articles of incorporation to increase the number of shares of the Company’s common stock authorized for issuance in an amount to provide a sufficient number of authorized shares of the Company’s common stock for the issuance of shares upon conversion of the New Convertible Notes and, to the extent necessary, exercise of the New Warrants and (2) a majority of the shares of common stock represented at the special meeting and entitled to vote on the issuance of the maximum number of shares of common stock that would be issued upon conversion of all of the outstanding New Convertible Notes and, to the extent necessary, exercise of all of the New Warrants.

“Responsible Officer,” when used with respect to the Trustee, means any officer within the corporate trust department of the Trustee having direct responsibility for the administration of this Indenture.

“Restricted Investment” means (without duplication) (1) the designation of a Subsidiary as an Unrestricted Subsidiary in the manner described in the definition of “Unrestricted Subsidiary” and (2) any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of the Company, whether existing on or after the Issue Date, unless such Subsidiary of the Company is an Unrestricted Subsidiary or is designated as an Unrestricted Subsidiary pursuant to the terms of this Indenture.

“Revolving Credit Agreement” means that certain Credit Agreement, dated as of March 4, 2015, among the Company, the lenders from time to time party thereto and the Revolving Credit Agreement Agent, as amended, restated, modified, renewed, refunded, replaced or refinanced, from time to time.

“Revolving Credit Agreement Agent” means Bank of Montreal (or other agent designated in the Revolving Credit Agreement), together with its successors and permitted assigns in such capacity.

“Revolving Credit Agreement Documents” means the Revolving Credit Agreement, the Collateral Agreements and any other Loan Documents (as defined in the Revolving Credit Agreement).

“Revolving Credit Agreement Obligations” means, collectively, (1) the Obligations (as defined in the Revolving Credit Agreement) of the Company and the Subsidiary Guarantors under the Revolving Credit Agreement Documents, in an aggregate principal amount for all such Obligations not to exceed $50,000,000, plus interest and all fees, costs, charges, penalties and expenses, including legal fees and expenses to the extent authorized under the Revolving Credit Agreement Documents, in each case whether accrued or incurred before or after the commencement of an Insolvency or Liquidation Proceeding, and whether or not allowed or allowable in an Insolvency or Liquidation Proceeding, and (2) the Secured Swap Obligations.

“Revolving Credit Agreement Secured Parties” means, collectively, the Lenders (as defined in the Revolving Credit Agreement), the Secured Swap Counterparties and the Revolving Credit Agreement Agent.

“S&P” means S&P Global Ratings, a division of The McGraw-Hill Companies, Inc., or any successor to the rating agency business thereof.

“Sale/Leaseback Transaction” means, with respect to the Company or any of its Restricted Subsidiaries, any arrangement with any Person providing for the leasing by the Company or any of its Restricted Subsidiaries of any principal property, whereby such property has been or is to be sold or transferred by the Company or any of its Restricted Subsidiaries to such Person.

“Secured Parties” means (1) the Collateral Agent, (2) the Trustee and the Holders and (3) the Revolving Credit Agreement Secured Parties.

“Secured Swap Counterparty” means, with respect to a Lender Provided Hedging Agreement, a counterparty that at the time such Hedging Agreement is entered into is a Lender (as defined in the Revolving Credit Agreement) or an Affiliate of a Lender (including a Hedging Agreement in existence prior to the date hereof or prior to such Person or its Affiliate becoming a Lender); provided that, for the avoidance of doubt, the term “Lender Provided Hedging

Agreement” shall not include any Hedging Agreement or transactions under any Hedging Agreement entered into after the time that such counterparty ceases to be a Lender or an Affiliate of a Lender.

“Secured Swap Obligations” means all obligations of the Company or any Subsidiary Guarantor under any Lender Provided Hedging Agreement.

“Security Agreement” means each Pledge Agreement and Irrevocable Proxy dated as of the Issue Date in favor of the Collateral Agent for the benefit of the Secured Parties and each other security agreement in substantially the same form in favor of the Collateral Agent for the benefit of the Secured Parties delivered in accordance with this Indenture and the Collateral Agreements.

“Senior Indebtedness” means any Indebtedness of the Company or a Restricted Subsidiary (whether outstanding on the date hereof or hereinafter Incurred), unless such Indebtedness is Subordinated Indebtedness.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the Issue Date.

“Stated Maturity” means, when used with respect to any Indebtedness or any installment of interest thereon, the date specified in the instrument evidencing or governing such Indebtedness as the fixed date on which the principal of such Indebtedness or such installment of interest is due and payable.

“Subordinated Indebtedness” means Indebtedness of the Company or a Subsidiary Guarantor which is expressly subordinated in right of payment to the Notes or the Subsidiary Guarantees, as the case may be.

“Subsidiary” means, with respect to any Person:

(1) any corporation, limited liability company, association or other business entity (other than a partnership) of which more than 50% of the total voting power of its Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), whether in the form of general, special or limited partnership interests or otherwise, or (b) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantee” means any guarantee of the Notes by any Subsidiary Guarantor in accordance with Sections 4.13 and 10.01.

“Subsidiary Guarantor” means (1) Comstock Oil & Gas, LP, (2) Comstock Oil & Gas—Louisiana, LLC, (3) Comstock Oil & Gas GP, LLC, (4) Comstock Oil & Gas Investments, LLC, (5) Comstock Oil & Gas Holdings, Inc., (6) each of Comstock’s other Restricted Subsidiaries, if any, executing a supplemental indenture in which such Subsidiary agrees to be bound by the terms of this Indenture and (7) any Person that becomes a successor guarantor of the Notes in compliance with Sections 4.13 and 10.01.

“TIA” has the meaning provided in the recitals hereto.

“Trustee” means American Stock Transfer & Trust Company, LLC, a New York limited liability company, in its capacity as trustee under this Indenture, until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter “Trustee” means each Person who is then a Trustee thereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Company that at the time of determination will be designated an Unrestricted Subsidiary by the Board of Directors of the Company as provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Company may designate any Subsidiary of the Company (other than a Collateral Grantor) as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Company or any Restricted Subsidiary (other than solely any Subsidiary of the Subsidiary to be so designated); provided that the Subsidiary to be so designated and each Subsidiary of such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Indebtedness;

(2) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3) is a Person with respect to which neither the Company nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of the Restricted Subsidiaries.

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Volumetric Production Payments” means production payment obligations of the Company or a Restricted Subsidiary recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Capital Stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the managing membership interest or the Capital Stock of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person, as applicable.

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of the Company to the extent (1) all of the Capital Stock or other ownership interests in such Restricted Subsidiary, other than directors’ qualifying shares mandated by applicable law, is owned directly or indirectly by the Company or (2) such Restricted Subsidiary does substantially all of its business in one or more foreign jurisdictions and is required by the applicable laws and regulations of any such foreign jurisdiction to be partially owned by the government of such foreign jurisdiction or individual or corporate citizens of such foreign jurisdiction in order for such Restricted Subsidiary to transact business in such foreign jurisdiction, provided that the Company, directly or indirectly, owns the remaining Capital Stock or ownership interest in such Restricted Subsidiary and, by contract or otherwise, controls the management and business of such Restricted Subsidiary and derives the economic benefits of ownership of such Restricted Subsidiary to substantially the same extent as if such Restricted Subsidiary were a wholly owned subsidiary.

Section 1.02.	Other Definitions.

Term	Defined in Section
“Act”	9.07
“Additional Notes”	Exhibit A
“Affiliate Transaction”	4.11
“Asset Sale Offer”	4.10
“Asset Sale Offer Amount”	3.08
“Asset Sale Offer Notice”	3.08
“Asset Sale Offer Period”	3.08
“Base Indenture”	1.01
“Cash Interest”	Exhibit A
“Change of Control Offer”	4.15
“Change of Control Payment”	4.15
“Change of Control Payment Date”	4.15
“Covenant Defeasance”	8.03
“Covenant Suspension Period”	4.17
“Discharge”	8.08
“DTC”	2.06
“Event of Default”	6.01
“Excess Proceeds”	4.10
“Incur”	4.09
“Investment Grade Rating”	4.17
“Legal Defeasance”	8.02
“Paying Agent”	2.03
“Payment Default”	6.01
“Payment Restriction”	4.08
“Permitted Consideration”	4.10
“Permitted Indebtedness”	4.09
“PIK Interest”	Exhibit A
“Purchase Date”	3.08
“Register”	2.03
“Registrar”	2.03
“Restricted Payments”	4.07
“Successor Guarantor”	5.01
“Surviving Entity”	5.01
“Suspended Covenants”	4.17

Section 1.03.	Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) the meanings of the words “will” and “shall” are the same when used to express an obligation;

(6) references to sections of or rules under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(7) “herein,” “hereof” and other words of similar import refer to this Indenture as a whole (as amended or supplemented from time to time) and not to any particular Article, Section or other subdivision of this Indenture

(8) “including” means “including, without limitation”; and

(9) references herein to Articles, Sections and Exhibits are to be construed as references to articles of sections of, and exhibits to, this Indenture, unless the context otherwise requires.

ARTICLE 2.

THE NOTES

Section 2.01.	Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication therefor shall be substantially in the form of Exhibit A hereto, which is hereby incorporated in and expressly made a part of this Indenture. The Notes may have other notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The terms of the Notes set forth in Exhibit A are part of the terms of this Indenture. The Notes shall be in minimum denominations of integral multiples of $1.00. On any Interest Payment Date on which the Company makes a payment by issuing Additional Notes, the principal amount of any such Additional Note issued to any Holder, for the relevant interest period as of the relevant record date for such Interest Payment Date, shall be rounded down to the nearest whole dollar.

The terms and provisions contained in Exhibit A and the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any such provision conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(b) Global Notes. Notes issued in global form will be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases or Decreases in the Global Note” attached thereto). Notes issued in definitive form will be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Increases or Decreases in the Global Note” attached thereto). Each Global Note will represent such of the outstanding Notes as will be specified therein and each represents the aggregate principal amount of outstanding Notes from time to time endorsed thereon. The aggregate principal amount of outstanding Notes represented by such Global Note may from time to time be reduced or increased, as appropriate, to reflect exchanges, redemptions and the issuance of Additional Notes. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby will be made by the Trustee or the Notes Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 or by a Company Order in connection with the issuance of Additional Notes as required by Section 2.02(d).

Section 2.02.	Execution and Authentication.

(a) At least one Officer of the Company shall sign the Notes on behalf of the Company by manual or facsimile signature.

(b) If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(c) A Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the Note. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

(d) On the Issue Date, the Trustee shall authenticate and deliver Notes in an aggregate principal amount of $[                ]. If interest is paid by issuing Additional Notes, then not later than 10 business days prior to the relevant Interest Payment Date, the Company shall deliver to the Trustee and the Paying Agent (if other than the Trustee), (i) with respect to Notes represented by Definitive Notes, the required amount of Additional Notes represented by Definitive Notes (rounded down to the nearest whole dollar) and a Company Order to authenticate and deliver such Additional Notes or (ii) with respect to Notes represented by one or more Global Notes, a Company Order to increase the outstanding principal amount of such Global Notes by the required amount (rounded down to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the Depositary or otherwise, the required amount of Additional Notes represented by Global Notes (rounded down to the nearest whole dollar) and a Company Order to authenticate and deliver such new Global Notes). Other than as described above, no other Notes may be issued by the Company or any Subsidiary Guarantor and authenticated and delivered pursuant to this Indenture (except for Notes authenticated and delivered at the times and in the manner specified in Sections 2.06, 2.07, 2.10, 3.06, 4.10, 4.15 or 9.05 of this Indenture).

(e) The Trustee may appoint an authenticating agent reasonably acceptable to the Company to authenticate the Notes. Unless limited by the terms of such appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as any Registrar, Paying Agent or agent for service of notices and demands.

Section 2.03.	Registrar and Paying Agent.

(a) The Company shall at all times maintain an office or agency in the United States where Notes may be presented for registration of transfer or for exchange (the “Registrar”) and an office or agency in New York, New York where Notes may be presented for payment (the “Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Register”). The Company may have one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar, and the term “Paying Agent” includes any additional paying agent.

(b) The Company shall enter into an appropriate agency agreement with any Registrar or Paying Agent not a party to this Indenture, which shall implement the provisions of this Indenture that relate to such agent. The Company shall notify the Trustee in writing of the name and address of any such agent. If the Company fails to maintain a Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

(c) The Company initially appoints the Trustee as Registrar and Paying Agent in connection with the Notes at the Corporate Trust Office of the Trustee. The Company may change the Registrars and the Paying Agents without prior notice to the Holders.

Section 2.04.	Paying Agent to Hold Money in Trust.

Prior to 10:00 a.m. New York City time, on each date on which any principal, premium, if any, or Cash Interest on any Note is due and payable, the Company shall deposit with the Paying Agent a sum sufficient to pay such principal, premium, if any, and Cash Interest when so becoming due. The Company shall require each Paying Agent (other than the Trustee) to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal of, or premium, if any, or Cash Interest, if any, on, the Notes and shall notify the Trustee of any default by the Company in making any such payment. If the Company or any of its Subsidiaries acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund for the benefit of the Holders. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee, and the Trustee may at any time during the continuance of any Event of Default under Section 6.01(a) or (b), upon written request to a Paying Agent, require such Paying Agent to forthwith pay to the Trustee all sums so held in trust by such Paying Agent and, in each case, to account for any funds disbursed by such Paying Agent. Upon complying with this Section 2.04, the Paying Agent (if other than the Company or any of its Subsidiaries) shall have no further liability for the money delivered to the Trustee. Upon any bankruptcy, reorganization or similar proceeding with respect to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.	Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee in writing, at least 5 Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.06.	Transfer and Exchange.

(a)	Transfer and Exchange of Global Notes

A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All beneficial interests in the Global Notes will be exchanged by the Company for Definitive Notes if:

(1) the Company delivers to the Trustee notice from the Depositary that it is unwilling or unable to continue to act as Depositary or that it is no longer a clearing agency registered under the Exchange Act and, in either case, a successor Depositary is not appointed by the Company within 90 days after the date of such notice from the Depositary;

(2) the Company, at its option but subject to DTC’s requirements, determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and deliver a written notice to such effect to the Trustee; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes, and the Depositary notifies the Trustee of its decision to exchange the Global Notes for Definitive Notes.

Upon the occurrence of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.09 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Section 2.07 or Section 2.09 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided that beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b) hereof.

(b)	Transfer and Exchange of Beneficial Interests in the Global Notes

The transfer and exchange of beneficial interests in the Global Notes will be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures.

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1), the transferor of such beneficial interest must deliver to the Registrar either:

(A) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B) both:

(i) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(ii) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect such transfer or exchange.

(c)	Transfer and Exchange of Beneficial Interests in Global Notes to Definitive Notes.

If any holder of a beneficial interest in a Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon satisfaction of the conditions set forth in Section 2.06(b)(2) hereof, the Trustee will cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company will execute and the Trustee will authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c) will be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest requests through instructions to the Registrar from or through the Depositary and the Participant or Indirect Participant. The Trustee will deliver such Definitive Notes to the Persons in whose names such Notes are so registered.

(d)	Transfer and Exchange of Definitive Notes for Beneficial Interests.

Other than following an exchange of beneficial interest in a Global Note for Definitive Notes as contemplated by Section 2.06(a)(2), a Holder of a Definitive Note may exchange such Note for a beneficial interest in a Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in a Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee will cancel the applicable Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Global Notes.

(e)	Transfer and Exchange of Definitive Notes for Definitive Notes.

Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar will register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. A Holder of Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of a Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Definitive Note pursuant to the instructions from the Holder thereof.

(f)	Legends.

In addition to the legend appearing on the face of the form of the Notes in Exhibit A hereto relating to original issue discount, the following legend will appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Global Note Legend. Each Global Note will bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY

TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(g)	Cancellation and/or Adjustment of Global Notes.

At such time as all beneficial interests in a particular Global Note have been exchanged for beneficial interests in another Global Note or for Definitive Notes, or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note will be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note will be reduced accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note will be increased accordingly and an endorsement will be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h)	General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company will execute and the Trustee will authenticate Global Notes and Definitive Notes upon receipt of a Company Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge will be made to a Holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.10, 3.06, 3.08, 4.10, 4.15 and 9.05 hereof).

(3) The Registrar will not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company will be required:

(A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee will authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06, or requested by the Trustee pursuant to Section 7.02, to effect a registration of transfer or exchange may be submitted by facsimile or electronic image scan.

Section 2.07.	Replacement Notes.

(a) If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall issue and the Trustee shall, upon its receipt of a Company Order, authenticate a replacement Note if the requirements of Section 8-405 of the Uniform Commercial Code are met and the Holder satisfies any other reasonable requirements of the Trustee. If required by the Registrar or the Company, such Holder shall furnish an indemnity bond sufficient in the judgment of the Registrar, the Trustee and the Company to protect the Company, the Trustee, the Paying Agent and the Registrar from any loss which any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

(b) Every replacement Note is an additional obligation of the Company.

Section 2.08.	Outstanding Notes.

(a) The Notes outstanding at any time are all Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note.

(b) If the Paying Agent (other than the Company or a Subsidiary thereof) holds in trust, in accordance with this Indenture, by 11:00 a.m. New York City time, on a redemption date or other maturity date money sufficient to pay all principal, interest and premium, if any, payable on that date with respect to the Notes (or portions thereof) to be redeemed or maturing, as the case may be, then on and after that date such Notes (or portions thereof) shall cease to be outstanding and interest on them shall cease to accrue.

Section 2.09.	Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Subsidiary Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Subsidiary Guarantor, will be considered as though not outstanding, except that for the purposes of determining whether the Trustee will be protected in relying on any such direction, waiver or consent, only Notes that the Trustee actually knows are so owned will be so disregarded.

Section 2.10.	Temporary Notes.

Until Definitive Notes are ready for delivery, the Company may prepare and the Trustee shall, upon its receipt of a Company Order, authenticate temporary Notes. Temporary Notes shall be substantially in the form of Definitive Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate Definitive Notes and deliver them in exchange for temporary Notes. Holders of temporary Notes shall be entitled to all of the benefits under this Indenture.

Section 2.11.	Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange, replacement or payment. The Trustee and no one else shall cancel and destroy (subject to the record retention requirements of the Exchange Act) all Notes surrendered for registration of transfer, exchange, replacement, payment or cancellation. Upon written request, the Trustee will deliver a certificate of such cancellation to the Company unless the Company directs the Trustee in writing to deliver canceled Notes to the Company instead. The Company may not issue new Notes to replace Notes it has redeemed, paid or delivered to the Trustee for cancellation.

Section 2.12.	Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest at the rate specified in the second paragraph of Section 4.01 (plus interest on such defaulted interest to the extent lawful) in any lawful manner. The Company may pay the defaulted interest to the Persons who are Holders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date (which special record date shall not be less than 10 days prior to the related payment date) to the reasonable satisfaction of the Trustee and shall promptly mail to each Holder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13.	CUSIP and ISIN Numbers.

The Company in issuing the Notes may use “CUSIP” numbers and corresponding “ISINs” (if then generally in use) and, if so, the Trustee shall use “CUSIP” numbers and corresponding “ISINs” in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company shall promptly notify the Trustee in writing of any changes in “CUSIP” or “ISIN” numbers.

ARTICLE 3.

REDEMPTION AND PREPAYMENT

Section 3.01.	Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07, it shall furnish to the Trustee, at least 5 Business Days (unless a shorter period shall be agreeable to the Trustee) before the date of giving notice of the redemption pursuant to Section 3.03, an Officers’ Certificate setting forth (i) the clause of Section 3.07 pursuant to which the redemption shall occur, (ii) the redemption date, (iii) the principal amount of Notes to be redeemed, (iv) the redemption price or the method by which it will be determined, and (v) whether the Company requests that the Trustee give notice of such redemption.

Section 3.02.	Selection of Notes to Be Redeemed.

(a) If less than all of the Notes are to be redeemed at any time, the Trustee will select the Notes to be redeemed on a pro rata basis, by lot to the extent practicable or, in the case of Global Notes, by such other method in accordance with the applicable procedures of the Depositary, unless otherwise required by law or applicable stock exchange or Depositary requirements, from the outstanding Notes not previously called for redemption. In the event of partial redemption other than on a pro rata basis, the particular Notes to be redeemed shall be selected, not less than 5 Business Days (unless a shorter period shall be agreeable to the Trustee) prior to the giving of notice of the redemption pursuant to Section 3.03, by the Trustee from the outstanding Notes not previously called for redemption.

(b) The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03.	Notice of Redemption.

(a) At least 30 days but not more than 60 days before a redemption date (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge), the Company shall mail or cause to be mailed, by first class mail, or otherwise given in accordance with the procedures of the Depositary, a notice of redemption to each Holder whose Notes are to be redeemed at its registered address (with a copy to the Trustee). Notices of redemption may not be conditional.

(b) The notice shall identify the Notes to be redeemed and shall state:

(1) the redemption date;

(2) the redemption price or, if the redemption price is not then determinable, the manner in which it is to be determined;

(3) if any Note is to be redeemed in part only, the portion of the principal amount of such Note that is to be redeemed and that, after the redemption date upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion of the original Note will be issued in the name of the applicable Holder upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes called for redemption shall cease to accrue on and after the redemption date and the only remaining right of the Holders of such Notes is to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed;

(8) the CUSIP (or ISIN) number, if any, and that no representation is made as to the correctness or accuracy of the CUSIP (or ISIN) number, if any, listed in such notice or printed on the Notes; and

(9) a description of any conditions to the Company’s obligations to complete the redemption.

(c) If any of the Notes to be redeemed is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depositary applicable to redemption.

(d) At the Company’s request, the Trustee shall give the notice of optional redemption in the Company’s name and at its expense; provided that the Company shall have delivered to the Trustee, as provided in Section 3.01, an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the second preceding paragraph.

Section 3.04.	Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03, Notes (or portions thereof) called for redemption become irrevocably due and payable on the applicable redemption date at the applicable redemption price, subject to the satisfaction of any conditions to the redemption specified in the notice of redemption. If mailed in the manner provided for in Section 3.03, the notice of redemption shall be conclusively presumed to have been given whether or not a Holder receives such notice. Failure to give timely notice or any defect in the notice shall not affect the validity of the redemption.

Section 3.05.	Deposit of Redemption Price.

(a) Prior to 10:00 a.m., New York City time, on any redemption date, the Company shall deposit with the Paying Agent (or, if the Company or a Subsidiary thereof is acting as Paying Agent, segregate and hold in trust as provided in Section 2.04) money sufficient in same day funds to pay the redemption price of and accrued interest on all Notes to be redeemed on that date. The Paying Agent shall promptly return to the Company any money deposited with the Paying Agent by the Company in excess of the amounts necessary to pay the redemption price of and accrued interest on all Notes to be redeemed.

(b) If the Company complies with the provisions of the preceding paragraph, on and after the redemption date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption whether or not such Notes are presented for payment, and the only remaining right of the Holders of such Notes shall be to receive payment of the redemption price upon surrender to the Paying Agent of the Notes redeemed. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the redemption date until such principal is paid, and to the extent lawful, on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01.

Section 3.06.	Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Company shall issue in the name of the applicable Holder and the Trustee shall, upon its receipt of a Company Order, authenticate for such Holder at the expense of the Company a new Note equal in principal amount to the unredeemed portion of the Note surrendered.

Section 3.07.	Optional Redemption.

(a) The Company may, at its option, redeem the Notes, in whole or in part, in cash, at one time or from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below (or the Issue Date for the Notes redeemed prior to March 15, 2017):

YEAR	PERCENTAGE
2016	110.000%
2017	107.500%
2018	105.000%
2019 and thereafter	100.000%

(b) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Section 3.01 through 3.06. For the avoidance of doubt, the redemption price plus accrued and unpaid interest on any Notes redeemed shall be paid solely in cash.

Section 3.08.	Offer to Purchase by Application of Excess Proceeds.

(a) In the event that, pursuant to Section 4.10, the Company shall be required to commence an Asset Sale Offer, it shall follow the additional procedures specified below.

(b) Within 30 days after the 365th day following the date of an Asset Sale, the Company shall, if it is obligated to make an Asset Sale Offer, deliver a written Asset Sale Offer notice to the Trustee and the Holders of the Notes (the “Asset Sale Offer Notice”), accompanied by such information regarding the Company and its Subsidiaries as the Company believes shall enable such Holders of the Notes to make an informed decision with respect to the Asset Sale Offer (which at a minimum shall include (A) the most recently filed Annual Report on Form 10-K (including audited consolidated financial statements) of the Company, the most recent subsequently filed Quarterly Report on Form 10-Q of the Company and any Current Report on Form 8-K of the Company filed subsequent to such Quarterly Report, other than Current Reports describing Asset Sales otherwise described in the offering materials, or corresponding successor reports (or, during any time that the Company is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, corresponding reports prepared pursuant to Section 4.03), (B) a description of material developments in the Company’s business subsequent to the date of the latest of such reports and (C) if material, appropriate pro forma financial information).

(c) The Asset Sale Offer Notice shall state, among other things:

(1) that the Company is offering to purchase Notes pursuant to the provisions of this Indenture;

(2) that any Note (or any portion thereof) accepted for payment (and duly paid on the Purchase Date) pursuant to the Asset Sale Offer shall cease to accrue interest on the Purchase Date;

(3) that any Notes (or portions thereof) not properly tendered shall continue to accrue interest;

(4) the purchase price and purchase date, which shall be, subject to any contrary requirements of applicable law, no less than 30 days nor more than 60 days after the date the Prepayment Offer Notice is mailed (the “Purchase Date”);

(5) the aggregate principal amount of Notes to be purchased;

(6) a description of the procedure which Holders of Notes must follow in order to tender their Notes and the procedures that Holders of Notes must follow in order to withdraw an election to tender their Notes for payment; and

(7) all other instructions and materials necessary to enable Holders to tender Notes pursuant to the Asset Sale Offer.

(d) Not later than the date upon which the Asset Sale Offer Notice is delivered to the Trustee as provided in clause (c) of this Section 3.08, the Company shall deliver to the Trustee an Officers’ Certificate as to (1) the amount of the Asset Sale Offer (the “Asset Sale Offer Amount”), (2) the allocation of the Net Available Cash from the Asset Sales pursuant to which such Asset Sale Offer is being made and (3) the compliance of such allocation with the provisions of Section 4.10(a). On such date, the Company shall also irrevocably deposit with the Trustee or with the Paying Agent (or, if the Company is the Paying Agent, shall segregate and hold in trust) in cash an amount equal to the Asset Sale Offer Amount to be held for payment in accordance with the provisions of this Section. Upon the expiration of the period for which the Asset Sale Offer remains open (the “Asset Sale Offer Period”), the Company shall deliver to the Trustee for cancellation the Notes or portions thereof which have been properly tendered to and are to be accepted by the Company. The Trustee or the Paying Agent shall, on the Purchase Date, mail or deliver payment to each tendering Holder in the amount of the purchase price. In the event that the aggregate purchase price of the Notes delivered by the Company to the Trustee is less than the Asset Sale Offer Amount, the Trustee or the Paying Agent shall deliver the excess to the Company immediately after the expiration of the Asset Sale Offer Period for application in accordance with this Section 3.08.

(e) Holders electing to have a Note purchased shall be required to surrender the Note, with an appropriate form duly completed, to the Company or its agent at the address specified in the notice at least 3 Business Days prior to the Purchase Date. Holders shall be entitled to withdraw their election if the Trustee or the Company receives not later than 1 Business Day prior to the Purchase Date, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note which was delivered for purchase by the Holder and a statement that such Holder is withdrawing his election to have such Note purchased. If at the expiration of the Asset Sale Offer Period the aggregate principal amount of Notes surrendered by Holders exceeds the Asset Sale Offer Amount, the Company shall select the Notes to be purchased on a pro rata basis. Holders whose Notes are purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered; provided that each such new Note will be in a principal amount that is in integral multiples of $1.00.

(f) At the time the Company delivers Notes to the Trustee which are to be accepted for purchase, the Company shall also deliver an Officers’ Certificate stating that such Notes are to be accepted by the Company pursuant to and in accordance with the terms of this Section 3.08. A Note shall be deemed to have been accepted for purchase at the time the Trustee or the Paying Agent mails or delivers payment therefor to the surrendering Holder. For the avoidance of doubt, an Asset Sale Offer shall be made solely in cash.

Section 3.09.	No Mandatory Sinking Fund.

Except as set forth under Sections 4.10 and 4.15, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

ARTICLE 4.

COVENANTS

Section 4.01.	Payment of Notes.

(a) The Company shall pay or cause to be paid the principal of, interest, premium, if any, on, the Notes on the dates and in the manner provided in the Notes. Principal, Cash Interest and premium, if any, shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m., New York City time, on the due date money deposited by the Company or a Subsidiary Guarantor in immediately available funds and designated for and sufficient to pay all principal, Cash Interest and premium, if any, then due. PIK Interest shall be considered paid on the date due if not later than 10 business days prior to the relevant Interest Payment Date, the Company delivers to the Trustee and the Paying Agent (if other than the Trustee), (i) with respect to Notes represented by Definitive Notes, the required amount of Additional Notes represented by Definitive Notes (rounded down to the nearest whole dollar) and a Company Order to authenticate and deliver such Additional Notes or (ii) with respect to Notes represented by one or more Global Notes, a Company Order to increase the outstanding principal amount of such Global Notes by the required amount (rounded down to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the Depositary or otherwise, the required amount of Additional Notes represented by Global Notes (rounded down to the nearest whole dollar) and a Company Order to authenticate and deliver such new Global Notes). All payments made by the Company under or with respect to the Notes will be made free and clear of and without withholding or deduction for, or on account of, any Taxes, unless the withholding or deduction of such Taxes is then required by law.

(b) The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate equal to the then-applicable interest rate on the Notes; and it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (whether Cash Interest or PIK Interest), if any (without regard to any applicable grace period), at the same rate as on overdue principal to the extent lawful.

Section 4.02.	Maintenance of Office or Agency.

(a) The Company shall maintain an office or agency (which may be an office of the Trustee, an affiliate of the Trustee, the Registrar or the Paying Agent) in New York, New York where Notes may be presented or surrendered for payment and shall maintain an office or agency in the United States (which may be an office of the Trustee, an affiliate of the Trustee, the Registrar or the Paying Agent) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

(b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in New York, New York for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

(c) The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03(a).

Section 4.03.	Reports.

(a) Whether or not the Company is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, the Company will file with the Commission, and make available to the Trustee and the Holders of the Notes without cost to any Holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer. In the event that the Company is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, the Company will nevertheless make available such Exchange Act information to the Trustee and the Holders without cost to any Holder as if the Company were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein with respect to a non-accelerated filer.

(b) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, to the extent material, the quarterly and annual financial information required by Section 4.03 will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(c) The availability of the foregoing materials on the Commission’s website or on the Company’s website shall be deemed to satisfy the delivery obligations under clauses (a) and (b) of this Section 4.03.

(d) In addition, the Company and the Subsidiary Guarantors, for so long as any Notes remain outstanding, shall be required to deliver all reports and other information required to be delivered under the TIA within the time periods set forth in the TIA.

Section 4.04.	Certificates and Other Information.

(a) The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, an Officers’ Certificate stating (1) that a review of the activities of the Company and the Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the other Note Documents, and further stating, as to each such Officer signing such certificate, that, to the best of his or her knowledge, the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the other Note Documents applicable to the Company and is not in default in the performance or observance of any of the terms, provisions and conditions thereof (or, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto) and (2) either (x) that all action has been taken with respect to the recording, filing, re-recording and refiling of this Indenture and all amendments, supplemental indentures, financing statements, continuation statements and other documents, as are necessary to maintain the perfected Liens created under the Collateral Agreements under applicable law and reciting the details of such action or referring to prior Officers’ Certificates in which such details are given or (y) that no such action is necessary to maintain such Liens.

(b) The Company shall deliver to the Trustee and the Collateral Agent, promptly after delivery to the Revolving Credit Agreement Agent or the lenders under the Revolving Credit Agreement or, if no Revolving Credit Agreement is then in effect, upon the reasonable request of the Collateral Agent in form and detail satisfactory to the Collateral Agent or otherwise as required by Section 11.01:

(1) a schedule of all oil, gas, and other mineral production attributable to all material Oil and Gas Properties of the Collateral Grantors, and in any event all such Oil and Gas Properties included in the most recent Engineering Report;

(2) all title or other information received after the Issue Date by the Collateral Grantors which discloses any material defect in the title to any material asset included in the most recent Engineering Report;

(3) (I) as soon as available and in any event within 90 days after each January 1, commencing with January 1, 2017, an annual reserve report as of each December 31 with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Collateral Grantors prepared by an independent engineering firm of recognized standing acceptable to the Collateral Agent (in the case of delivery upon the request of the Collateral Agent) in accordance with accepted industry practices, and (II) within 90 days after each July 1 commencing with July 1, 2016, a reserve report as of each June 30, with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Collateral Grantors prepared by the Company in accordance with accepted industry practices;

(4) an updated reserve report with respect to all Hydrocarbons attributable to the Oil and Gas Properties of the Collateral Grantors prepared by an independent engineering firm of recognized standing acceptable to the Collateral Agent (in the case of delivery upon the request of the Collateral Agent) in accordance with accepted industry practices;

(5) title opinions (or other title reports or title information) and other opinions of counsel, in each case in form and substance acceptable to the Collateral Agent (in the case of delivery upon the request of the Collateral Agent), with respect to at least ninety percent (90%) of the PV-9 of the Proved Reserves included in the most recent Engineering Report and the Proved and Probable Drilling Locations, for which satisfactory title reports have not been previously delivered to the Revolving Credit Agreement Agent or Collateral Agent as applicable, if any; and

(6) concurrently with the delivery of each Engineering Report hereunder:

(I) a certificate of an Officer (in form and substance reasonably satisfactory to the Collateral Agent in the case of delivery upon the request of the Collateral Agent):

(A) setting forth as of a recent date, a true and complete list of all Hedging Agreements of the Company and each Restricted Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any new credit support agreements relating thereto, any margin required or supplied under any credit support document, and the counterparty to each such agreement; and

(B) comparing aggregate notional volumes of all Hedging Agreements of the Company and each Restricted Subsidiary, which were in effect during such period (other than basis differential hedgings) and the actual production volumes for each of natural gas and crude oil during such period, which certificate shall certify that the hedged volumes for each of natural gas and crude oil did not exceed 100% of actual production or if such hedged volumes did exceed actual production, specify the amount of such excess;

(II) a report, prepared by or on behalf of the Company detailing on a monthly basis for the next twelve month period (A) the projected production of Hydrocarbons by the Company and the Restricted Subsidiaries and the assumptions used in calculating such projections, (B) an annual operating budget for the Company and the Restricted Subsidiaries, and (C) such other information as may be reasonably requested by the Collateral Agent (in the case of delivery upon the request of the Collateral Agent);

(III) an Officer’s Certificate, certifying whether the Company is in compliance with the mortgage and title requirements set forth in Section 11.01 and setting forth the actual percentages as to which compliance has been achieved and if the Company is not in compliance the Company shall identify which Oil and Gas Properties are required to be mortgaged and/or as to which adequate title information has not been delivered; and

(7) prompt written notice (and in any event within 30 days prior thereto) of any change (I) in any Collateral Grantor’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its properties, (II) in the location of any Collateral Grantor’s chief executive office or principal place of business, (III) in any Collateral Grantor’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (IV) in any Collateral Grantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (V) in any Collateral Grantor’s federal taxpayer identification number.

Section 4.05.	Taxes.

The Company shall pay, and shall cause each of its Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders.

Section 4.06.	Stay, Extension and Usury Laws.

Each of the Company and the Subsidiary Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and each of the Company and the Subsidiary Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07.	Limitation on Restricted Payments.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(1) declare or pay any dividend on, or make any other distribution to holders of, any shares of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in shares of Qualified Capital Stock of the Company or in options, warrants or other rights to purchase Qualified Capital Stock of the Company);

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Affiliate thereof (other than any Wholly Owned Restricted Subsidiary of the Company) or any options, warrants or other rights to acquire such Capital Stock (other than the purchase, redemption, acquisition or retirement of any Disqualified Capital Stock of the Company solely in shares of Qualified Capital Stock of the Company);

(3) make any principal payment on or repurchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled principal payment, scheduled sinking fund payment or maturity, any Subordinated Indebtedness (excluding any intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries), except in any case out of the net cash proceeds of Permitted Refinancing Indebtedness; or

(4) make any Restricted Investment;

(all such payments or other actions described in these clauses (1) through (4) being collectively referred to as “Restricted Payments”), unless at the time of and after giving effect to such Restricted Payment:

(I) no Default or Event of Default shall have occurred and be continuing;

(II) the Company could Incur $1.00 of additional Indebtedness in accordance with the Fixed Charge Coverage Ratio test set forth in Section 4.09(a); and

(III) the aggregate amount of all Restricted Payments declared or made after January 1, 2015, shall not exceed the sum (without duplication) of the following:

(A) 50% of the Consolidated Net Income of the Company accrued on a cumulative basis during the period beginning on January 1, 2015, and ending on the last day of the Company’s last fiscal quarter ending prior to the date of such proposed Restricted Payment (or, if such Consolidated Net Income is a loss, minus 100% of such loss); plus

(B) the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2015, by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of shares of Qualified Capital Stock of the Company or any options, warrants or rights to purchase such shares of Qualified Capital Stock of the Company; plus

(C) the aggregate Net Cash Proceeds, or the Fair Market Value of assets and property other than cash, received after January 1, 2015, by the Company (other than from any of its Restricted Subsidiaries) upon the exercise of any options, warrants or rights to purchase shares of Qualified Capital Stock of the Company; plus

(D) the aggregate Net Cash Proceeds received after January 1, 2015, by the Company from the issuance or sale (other than to any of its Restricted Subsidiaries) of Indebtedness or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Company, together with the aggregate cash received by the Company at the time of such conversion or exchange; plus

(E) to the extent not otherwise included in Consolidated Net Income, the net reduction in Investments in Unrestricted Subsidiaries resulting from dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or a Restricted Subsidiary after January 1, 2015, from any Unrestricted Subsidiary or from the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of “Investment”), not to exceed in the case of any Unrestricted Subsidiary the total amount of Investments (other than Permitted Investments) in such Unrestricted Subsidiary made by the Company and its Restricted Subsidiaries in such Unrestricted Subsidiary after January 1, 2015.

(b) Notwithstanding the preceding provisions, the Company and its Restricted Subsidiaries may take the following actions so long as (in the case of clauses (3), (4), (5) and (8) of this Section 4.07(b)) no Default or Event of Default shall have occurred and be continuing:

(1) the payment of any dividend on any Capital Stock of the Company within 60 days after the date of declaration thereof, if at such declaration date such declaration complied with the provisions of the preceding paragraph (and such payment shall be deemed to have been paid on such date of declaration for purposes of any calculation required by the provisions of the preceding paragraph);

(2) the payment of any dividend payable from a Restricted Subsidiary to the Company or any other Restricted Subsidiary of the Company;

(3) the repurchase, redemption or other acquisition or retirement of any shares of any class of Capital Stock of the Company or any Restricted Subsidiary, in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

(4) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of any Subordinated Indebtedness in exchange for, or out of the aggregate Net Cash Proceeds from, a substantially concurrent issuance and sale (other than to a Restricted Subsidiary) of shares of Qualified Capital Stock of the Company;

(5) the purchase, redemption, repayment, defeasance or other acquisition or retirement for value of Subordinated Indebtedness (other than Disqualified Capital Stock) in exchange for, or out of the aggregate net cash proceeds of, a substantially concurrent Incurrence (other than to a Restricted Subsidiary) of Subordinated Indebtedness of the

Company so long as (a) the principal amount of such new Indebtedness does not exceed the principal amount (or, if such Subordinated Indebtedness being refinanced provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount as of the date of determination) of the Subordinated Indebtedness being so purchased, redeemed, repaid, defeased, acquired or retired, plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness refinanced or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing, plus the amount of expenses of the Company incurred in connection with such refinancing, (b) such new Indebtedness is subordinated to the Notes at least to the same extent as such Subordinated Indebtedness so purchased, redeemed, repaid, defeased, acquired or retired, and (c) such new Indebtedness has an Average Life to Stated Maturity that is longer than the Average Life to Stated Maturity of the Notes and such new Indebtedness has a Stated Maturity for its final scheduled principal payment that is at least 91 days later than the Stated Maturity for the final scheduled principal payment of the Notes;

(6) loans made to officers, directors or employees of the Company or any Restricted Subsidiary approved by the Board of Directors in an aggregate amount not to exceed $1,000,000 outstanding at any one time, the proceeds of which are used solely (a) to purchase common stock of the Company in connection with a restricted stock or employee stock purchase plan, or to exercise stock options received pursuant to an employee or director stock option plan or other incentive plan, in a principal amount not to exceed the exercise price of such stock options, or (b) to refinance loans, together with accrued interest thereon, made pursuant to item (a) of this clause (6);

(7) the repurchase of Equity Interests deemed to occur upon the exercise of stock or other equity options to the extent such Equity Interests represent a portion of the exercise price of those stock or other equity options and any repurchase or other acquisition of Equity Interests is made in lieu of or to satisfy withholding taxes in connection with any exercise or exchange of stock options, warrants, incentives or other rights to acquire Equity Interests; and

(8) other Restricted Payments in an aggregate amount not to exceed $35,000,000.

(c) The actions described in clauses (1), (3), (4) and (6) of Section 4.07(b) shall be Restricted Payments that shall be permitted to be made in accordance with Section 4.07(b) but shall reduce the amount that would otherwise be available for Restricted Payments under Section 4.07(a)(III) (provided that any dividend paid pursuant to clause (1) of Section 4.07(b) shall reduce the amount that would otherwise be available under Section 4.07(a)(III) when declared, but not also when subsequently paid pursuant to such clause (1)), and the actions described in clauses (2), (5), (7) and (8) of Section 4.07(b) shall be permitted to be taken in accordance with this clause (c) and shall not reduce the amount that would otherwise be available for Restricted Payments under Section 4.07(a)(III).

(d) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

Section 4.08.	Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or suffer to exist or allow to become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary:

(1) to pay dividends, in cash or otherwise, or make any other distributions on its Capital Stock, or make payments on any Indebtedness owed, to the Company or any other Restricted Subsidiary; provided that the priority that any series of preferred stock of a Restricted Subsidiary has in receiving dividends or liquidating distributions before dividends or liquidating distributions are paid in respect of common stock of such Restricted Subsidiary shall not constitute a restriction on the ability to make dividends or distributions on Capital Stock for purposes of this Section 4.08;

(2) to make loans or advances to the Company or any other Restricted Subsidiary; or

(3) to transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b) The restrictions in Section 4.08(a) are collectively referred to herein as a “Payment Restriction.” However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Company or any Restricted Subsidiary, or customary restrictions in licenses relating to the property covered thereby and entered into in the ordinary course of business;

(2) any instrument governing Indebtedness of a Person acquired by the Company or any Restricted Subsidiary at the time of such acquisition, which encumbrance or restriction is not applicable to any other Person, other than the Person, or the property or assets of the Person, so acquired, provided that such Indebtedness was not Incurred in anticipation of such acquisition;

(3) any instrument governing Indebtedness or Disqualified Capital Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor, provided that (a) such Indebtedness or Disqualified Capital Stock is permitted under Section 4.09 and (b) the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Revolving Credit Agreement and this Indenture as in effect on the Issue Date;

(4) the Revolving Credit Agreement as in effect on the Issue Date or any agreement that amends, modifies, supplements, restates, extends, renews, refinances or replaces the Revolving Credit Agreement, provided that the terms and conditions of any Payment Restrictions thereunder are not materially more restrictive than the Payment Restrictions contained in the Revolving Credit Agreement as in effect on the Issue Date;

(5) this Indenture, the Notes and the Subsidiary Guarantees; or

(6) the Convertible Notes Indentures, the New Convertible Notes and any subsidiary guarantees thereof, in each case as in effect on the Issue Date.

Section 4.09.	Limitation on Indebtedness and Disqualified Stock.

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable for the payment of (collectively, “Incur,” “Incurrence,” “Incurred” and “Incurring” shall have meanings correlative to the foregoing) any Indebtedness (including any Acquired Indebtedness), and the Company will not issue any Disqualified Capital Stock and will not permit any of its Restricted Subsidiaries to issue any Disqualified Capital Stock or Preferred Stock; provided that the Company may Incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Capital Stock, and any Restricted Subsidiary that is a Subsidiary Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Capital Stock or Preferred Stock if (1) at the time of such event and after giving effect thereto on a pro forma basis the Consolidated Fixed Charge Coverage Ratio for the four full quarters immediately preceding such event, taken as one period, would have been equal to or greater than 2.25 to 1.0 and (2) no Default or Event of Default shall have occurred and be continuing at the time such additional Indebtedness is Incurred or such Disqualified Capital Stock or Preferred Stock is issued or would occur as a consequence of the Incurrence of the additional Indebtedness or the issuance of the Disqualified Capital Stock or Preferred Stock.

(b) The restrictions in Section 4.09(a) will not prohibit the Incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

(1) Indebtedness under the Notes issued on the Issue Date in the Exchange Offer and Consent Solicitation and up to $91,875,000 of Additional Notes issued in connection with the payment of interest thereon;

(2) Indebtedness outstanding or in effect on the Issue Date (and not exchanged in connection with the Exchange Offer and Consent Solicitation);

(3) (I) obligations pursuant to Interest Rate Protection Obligations, but only to the extent such obligations do not exceed 105% of the aggregate principal amount of the Indebtedness covered by such Interest Rate Protection Obligations; (II) obligations under currency exchange contracts entered into in the ordinary course of business; and (III) hedging arrangements entered into in the ordinary course of business for the purpose of protecting production, purchases and resales against fluctuations in oil or natural gas prices, and any guarantee of any of the foregoing;

(4) the Subsidiary Guarantees (and any assumption of the obligations guaranteed thereby) issued in respect of the Notes issued on the Issue Date and with respect to any Additional Notes issued in connection with the payment of interest thereon;

(5) the Incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided that:

(I) if the Company is the obligor on such Indebtedness and a Subsidiary Guarantor is not the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Note Obligations with respect to the Notes, or if a Subsidiary Guarantor is the obligor on such Indebtedness and neither the Company nor another Subsidiary Guarantor is the obligee, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Subsidiary Guarantee of such Subsidiary Guarantor; and

(II) (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is neither the Company nor a Restricted Subsidiary of the Company will be deemed, in each case, to constitute an Incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge, in whole or in part, any Indebtedness (other than intercompany Indebtedness) that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clauses (1), (2) or clause (11) of this Section 4.09(b) or this clause (6);

(7) Non-Recourse Indebtedness;

(8) in-kind obligations relating to net oil or gas balancing positions arising in the ordinary course of business;

(9) Indebtedness in respect of bid, performance or surety bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business, including guaranties and letters of credit supporting such bid, performance or surety obligations (in each case other than for an obligation for money borrowed);

(10) Indebtedness under the Revolving Credit Agreement in an aggregate principal amount not in excess of $50,000,000 at any one time outstanding and any guarantee thereof by a Subsidiary Guarantor; and

(11) (a) Indebtedness under the New 2019 Convertible Notes issued on the Issue Date in an aggregate principal amount not to exceed $288,516,000 and any guarantee thereof by a Subsidiary Guarantor; (b) Indebtedness under any Additional New 2019 Convertible Notes and any guarantee thereof by a Subsidiary Guarantor; (c) Indebtedness under the New 2020 Convertible Notes issued on the Issue Date in an aggregate principal amount not to exceed $174,607,000 and any guarantee thereof by a Subsidiary Guarantor, and (d) Indebtedness under any Additional New 2020 Convertible Notes and any guarantee thereof by a Subsidiary Guarantor.

(c) For purposes of determining compliance with this Section 4.09, in the event that an item of Indebtedness meets the criteria of one or more of the categories of Permitted Indebtedness described in clauses (1) through (11) described above or is entitled to be Incurred pursuant to clause (a) of this Section 4.09, the Company may, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 4.09 and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses of the definition of Permitted Indebtedness or the proviso of the foregoing sentence and an item of Indebtedness may be divided and classified in more than one of the types of Indebtedness permitted hereunder; provided that all Indebtedness outstanding on the Issue Date under the Revolving Credit Agreement shall be deemed Incurred under Section 4.09(b)(10) and not under Section 4.09(a) or Section 4.09(b)(2) and may not be later reclassified; provided, further, that all Indebtedness under the New Convertible Notes and Additional New Convertible Notes shall be deemed Incurred under Section 4.09(b)(11) and not under Section 4.09(a) or Section 4.09(b)(2) and may not be later reclassified.

(d) The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof in the case of any Indebtedness issued with original issue discount and (ii) the principal amount or liquidation preference thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced (plus all accrued interest on the Indebtedness being refinanced and the amount of all expenses and premiums incurred in connection therewith).

(f) Notwithstanding any other provision of this Section 4.09, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may Incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Permitted Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.10.	Limitation on Asset Sales.

(a) The Company will not, and will not permit any Restricted Subsidiary to, consummate any Asset Sale unless:

(1) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets and property subject to such Asset Sale; and

(2) all of the consideration paid to the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, Cash Equivalents, Liquid Securities, Exchanged Properties or the assumption by the purchaser of liabilities of the Company (other than liabilities of the Company that are by their terms subordinated to the Notes) or liabilities of any Subsidiary Guarantor that made such Asset Sale (other than liabilities of a Subsidiary Guarantor that are by their terms subordinated to such Subsidiary Guarantor’s Subsidiary Guarantee), in each case as a result of which the Company and its remaining Restricted Subsidiaries are no longer liable for such liabilities (the “Permitted Consideration”);

provided that the Company and its Restricted Subsidiaries shall be permitted to receive assets and property other than Permitted Consideration, so long as the aggregate Fair Market Value of all such assets and property other than Permitted Consideration received from Asset Sales since the Issue Date and held by the Company or any Restricted Subsidiary at any one time shall not exceed 10% of Adjusted Consolidated Net Tangible Assets.

(b) The Net Available Cash from Asset Sales by the Company or a Restricted Subsidiary may be applied by the Company or such Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness of the Company or a Restricted Subsidiary), to

(1) purchase, repay or prepay Pari Passu Obligations or other Indebtedness of the Company or any Subsidiary Guarantor secured by Permitted Collateral Liens (and, to the extent required pursuant to the terms of the Revolving Credit Agreement (as in effect on the Issue Date) in the case of revolving obligations, to correspondingly reduce commitments with respect thereto); or

(2) reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided that if such Asset Sale includes Oil and Gas Properties or Proved and Probable Drilling Locations, after giving effect to such Asset Sale, the Company is in compliance with the Collateral requirements of this Indenture.

(c) Any Net Available Cash from an Asset Sale not applied in accordance with clause (b) of this Section 4.10 within 365 days from the date of such Asset Sale shall constitute “Excess

Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10,000,000, the Company will be required to make an offer (the “Asset Sale Offer”) to all Holders of Notes in accordance with Section 3.08 and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds; provided to the extent such Excess Proceeds were received in respect of the sale or transfer of assets that constituted Collateral, an Asset Sale Offer will be made solely to the holders of Pari Passu Obligations. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, if any, to the Purchase Date (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Purchase Date), and will be payable in cash. If the aggregate principal amount of Notes tendered by Holders thereof exceeds the amount of available Excess Proceeds allocated for repurchases of Notes pursuant to the Asset Sale Offer, then such Excess Proceeds will be allocated pro rata according to the principal amount of the Notes tendered and the Trustee will select the Notes to be purchased in accordance with this Indenture. To the extent that any portion of the amount of Excess Proceeds remains after compliance with the second sentence of this clause (c) and provided that all Holders of Notes have been given the opportunity to tender their Notes for purchase as described in Section 4.10(d), the Company and its Restricted Subsidiaries may use such remaining amount for purposes permitted by this Indenture and the amount of Excess Proceeds will be reset to zero.

(d) The Company will comply, to the extent applicable, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws or regulations thereunder to the extent such laws and regulations are applicable in connection with the purchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions relating to the Asset Sale Offer, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.10 by virtue of such compliance.

Section 4.11.	Limitation on Transactions with Affiliates.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets or property or the rendering of any services) with, or for the benefit of, any Affiliate of the Company (other than the Company or a Wholly Owned Restricted Subsidiary) (each, an “Affiliate Transaction”), unless

(1) such transaction or series of related transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that would be available in a comparable arm’s length transaction with unrelated third parties; and

(2) the Company delivers to the Trustee:

(I) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10,000,000 but no greater than $25,000,000, an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this covenant; and

(II) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25,000,000, an Officers’ Certificate certifying that such Affiliate Transaction or series of Affiliate Transactions complies with this Section 4.11 and that such Affiliate Transaction or series of Affiliate Transactions has been approved by a majority of the Disinterested Directors of the Company.

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 4.11(a):

(1) loans or advances to officers, directors and employees of the Company or any Restricted Subsidiary made in the ordinary course of business in an aggregate amount not to exceed $1,000,000 outstanding at any one time;

(2) indemnities of officers, directors, employees and other agents of the Company or any Restricted Subsidiary permitted by corporate charter or other organizational document, bylaw or statutory provisions;

(3) the payment of reasonable and customary fees to directors of the Company or any of its Restricted Subsidiaries who are not employees of the Company or any Affiliate;

(4) the Company’s employee compensation and other benefit arrangements;

(5) transactions exclusively between or among the Company and any of the Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by this Indenture; and

(6) any Restricted Payment permitted to be paid pursuant to Section 4.07.

Section 4.12.	Limitation on Liens.

The Company will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness on any of its property or assets, except for Permitted Liens.

Section 4.13.	Future Subsidiary Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Wholly Owned Restricted Subsidiary on or after the Issue Date, or any Subsidiary of the Company that is not already a Subsidiary Guarantor has outstanding or guarantees any Indebtedness under the Revolving Credit Agreement, then the Company will (1) (x) cause such Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will become a Subsidiary Guarantor and (y) execute amendments to the Collateral Agreements pursuant to which it will grant a Pari Passu Lien on any Collateral held by it in favor of the Collateral Agent, for the benefit of the Secured Parties, and become a Collateral Grantor thereunder, and cause such Liens to be perfected as required thereby and (2) deliver to the Trustee or any other Agent one or more Officers’ Certificates and Opinions of Counsel in connection with the foregoing as specified in this Indenture.

Section 4.14.	Existence.

Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence.

Section 4.15.	Offer to Repurchase Upon Change of Control.

(a) If a Change of Control occurs, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part in integral multiples of $1.00 of that Holder’s Notes at a purchase price in cash (the “Change of Control Payment”) equal to 101% (or, at the Company’s election, a higher percentage) of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. No later than 30 days following any Change of Control, the Company will deliver a notice to the Trustee and Paying Agent and each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.15 and that all Notes properly tendered and not withdrawn pursuant to the Change of Control Offer will be accepted for payment;

(2) the Change of Control Payment and the Change of Control Payment Date, which will be no earlier than 30 days and no later than 60 days from the date such notice is mailed;

(3) that any Note not properly tendered will continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender the Notes, properly endorsed for transfer, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes completed and such customary documents as the Company may reasonably request, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, prior to the close of business on third Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing its election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered in integral multiples of $1.00.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent those requirements, laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.15, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this Section 4.15 by virtue of such compliance. For the avoidance of doubt, a Change of Control Offer shall be made solely in cash.

(b) On or before the Change of Control Payment Date, the Company will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee and the Paying Agent the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c) The Paying Agent will promptly deliver to each Holder properly tendered and not withdrawn the Change of Control Payment for such Notes (or if all Notes are then in global form, make such payment through the facilities of the Depositary), and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new note will be in a principal amount that is in integral multiples of $1.00. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) Notwithstanding anything to the contrary in this Section 4.15, the Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.07 unless and until there is a default in payment of the applicable redemption price.

(e) Notwithstanding anything to the contrary contained herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(f) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described in this Section 4.15, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described in clause (a) of this Section 4.15(a), to redeem all Notes that remain outstanding following such purchase at a redemption price in cash equal to the applicable Change of Control Purchase Price plus, to the extent not included in the Change of Control Purchase Price, accrued and unpaid interest, if any, to the date of redemption

Section 4.16.	Future Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(1) the Company would be permitted to make (i) a Permitted Investment or (ii) an Investment pursuant to Section 4.07, in either case, in an amount equal to the Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in such Subsidiary at the time of such designation;

(2) such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(3) the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default and no Default or Event of Default would be in existence following such designation; and

(4) the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 4.07.

(b) If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by the Company and the Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of Permitted Investments, as determined by the Company.

(c) If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary, then such Subsidiary will thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary will be deemed to be Incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be Incurred as of such date under the covenant set forth under Section 4.09, the Company or the applicable Restricted Subsidiary will be in default of such covenant.

(d) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary if:

(1) the Company and the Restricted Subsidiaries could Incur the Indebtedness which is deemed to be Incurred upon such designation under Section 4.09, equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred on the first day of the four-quarter reference period;

(2) the designation would not constitute or cause a Default or Event of Default; and

(3) the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions, including the Incurrence of Indebtedness under Section 4.09.

Section 4.17.	Suspended Covenants.

(a) During any period that the Notes have a rating equal to or higher than BBB- (or the equivalent) by S&P and Baa3 (or the equivalent) by Moody’s (“Investment Grade Ratings”) and no Default or Event of Default has occurred and is continuing (such period, a “Covenant Suspension Period”), the Company and the Restricted Subsidiaries will not be subject to the following Sections (collectively, the “Suspended Covenants”):

(1) Section 4.07;

(2) Section 4.08;

(3) Section 4.09;

(4) Section 4.11;

(5) Section 4.10; and

(6) Section 5.01(a)(3).

(b) In the event that the Company and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding paragraph and either S&P or Moody’s subsequently withdraws its rating or downgrades its rating of the Notes below the applicable Investment Grade Rating, or a Default or Event of Default occurs and is continuing, then the Company and its Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, and compliance with the Suspended Covenants with respect to Restricted Payments made after the time of such withdrawal, downgrade, Default or Event of Default will be calculated in accordance with the covenant described under Section 4.07 as though such covenant had been in effect during the entire period of time from the Issue Date.

(c) During any Covenant Suspension Period, the Board of Directors of the Company may not designate any of the Company’s Subsidiaries as Unrestricted Subsidiaries pursuant to this Indenture. The Company shall give the Trustee written notice of the commencement of any Covenant Suspension Period promptly, and in any event not later than 5 Business Days, after the commencement thereof. In the absence of such notice, the Trustee shall assume the Suspended Covenants apply and are in full force and effect. The Company shall give the Trustee written notice of the termination of any Covenant Suspension Period not later than 5 Business Days after the occurrence thereof. After any such notice of the termination of any Covenant Suspension Period, the Trustee shall assume the Suspended Covenants apply and are in full force and effect.

Section 4.18.	Further Assurances.

(a) The Company shall, and shall cause each other Collateral Grantor to, at the Company’s sole cost and expense:

(1) at the request of the Collateral Agent, acting in accordance with the Pari Passu Intercreditor Agreement, execute and deliver all such agreements and instruments and take all further action as may be reasonably necessary or desirable (a) to describe more fully or accurately the property intended to be Collateral or the obligations intended to be secured by any Collateral Agreement and/or (b) to continue and maintain the Collateral Agent’s first-priority perfected Lien in the Collateral (subject to the payment priority in favor of the holders of Revolving Credit Agreement Obligations set forth in the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens); and

(2) at the request of the Collateral Agent, acting in accordance with the Pari Passu Intercreditor Agreement, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements.

(b) From and after the Issue Date, if the Company or any other Collateral Grantor acquires any property or asset that constitutes Collateral for the Pari Passu Obligations, if and to the extent that any Pari Passu Document requires any supplemental security document for such Collateral or other actions to achieve a first-priority perfected Lien on such Collateral, the Company shall, or shall cause any other applicable Collateral Grantor to, promptly (but not in any event no later than the date that is 10 Business Days after which such supplemental security documents are executed and delivered (or other action taken) under such Pari Passu Documents), to execute and deliver to the Collateral Agent appropriate security documents (or amendments thereto) in such form as shall be necessary to grant the Collateral Agent a first-priority perfected Lien in such Collateral or take such other actions in favor of the Collateral Agent as shall be reasonably necessary to grant a perfected Lien in such Collateral to the Collateral Agent, subject to the terms of this Indenture, the Intercreditor Agreements and the other Note Documents.

(c) The Company and the Subsidiary Guarantors will (i) maintain with financially sound and reputable insurance companies not Affiliates of the Company, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and (ii) cause all property and general liability insurance policies to name the Collateral Agent on behalf of the Secured Parties as additional insured (with respect to liability and property policies), loss payee (with respect to property policies) or lender’s loss payee (with respect to property policies), as appropriate, and to provide that no cancellation, material addition in amount or material change in coverage shall be effective until after 30 days’ written notice to the Collateral Agent. So long as an Event of Default is not then continuing, the Collateral Agent, on behalf of the Secured Parties, shall release, endorse and turn over to the Company or the applicable Subsidiary Guarantor any insurance proceeds received by the Collateral Agent; provided that the application of such proceeds is not in violation of the Revolving Credit Agreement or the Pari Passu Intercreditor Agreement.

Section 4.19.	Limitation on Certain Agreements.

The Company shall not permit any Collateral Grantor to enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than (i) the Notes, (ii) any other Pari Passu Obligations or (iii) otherwise as may be permitted or required by this Indenture, the Pari Passu Intercreditor Agreement and the other Collateral Agreements, including with respect to any Permitted Collateral Liens; provided that subject to Section 4.09, any such agreement may be entered into to the extent that it permits such proceeds to be applied to Pari Passu Obligations prior to or instead of such other Indebtedness.

Section 4.20.	Limitation on Sale and Leaseback Transactions

The Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any Sale/Leaseback Transaction unless (1) the Company or such Restricted Subsidiary, as the case may be, would be able to Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/ Leaseback Transaction or (2) the Company or such Restricted Subsidiary receives proceeds from such Sale/Leaseback Transaction at least equal to the Fair Market Value thereof and such proceeds are applied in the same manner and to the same extent as Net Available Cash and Excess Proceeds from an Asset Sale.

ARTICLE 5.

SUCCESSORS

Section 5.01.	Merger, Consolidation, or Sale of Assets.

(a) The Company will not, in any single transaction or series of related transactions, merge or consolidate with or into any other Person, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any Person or group of Affiliated Persons, and the Company will not permit any of its Restricted Subsidiaries to enter into any such transaction or series of related transactions if such transaction or series of transactions, in the aggregate, would result in the sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis to any other Person or group of Affiliated Persons, unless at the time and after giving effect thereto:

(1) either (i) if the transaction is a merger or consolidation, the Company shall be the surviving Person of such merger or consolidation, or (ii) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company or its Restricted Subsidiaries, as the case may be, are sold, assigned, conveyed, transferred, leased or otherwise disposed of (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume by a supplemental indenture to this Indenture executed and delivered to the Trustee, in form satisfactory to the Trustee, and pursuant to agreements reasonably satisfactory to the Trustee and the Collateral Agent, as applicable, all the obligations of the Company under the Notes, this Indenture and the other Note Documents to which the Company is a party, and, in each case, such Note Documents shall remain in full force and effect;

(2) immediately after giving effect to such transaction or series of related transactions on a pro forma basis (and treating any Indebtedness not previously an obligation of the Company or any of its Restricted Subsidiaries which becomes an obligation of the Company or any of its Restricted Subsidiaries in connection with or as a result of such transaction as having been incurred at the time of such transaction), no Default or Event of Default shall have occurred and be continuing;

(3) except in the case of the consolidation or merger of any Restricted Subsidiary with or into the Company or another Restricted Subsidiary, either:

(I) immediately before and immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) could Incur $1.00 of additional Indebtedness under Section 4.09(a); or

(II) immediately after giving effect to such transaction or transactions on a pro forma basis (assuming that the transaction or transactions occurred on the first day of the period of four fiscal quarters ending immediately prior to the consummation of such transaction or transactions, with the appropriate adjustments with respect to the transaction or transactions being included in such pro forma calculation), the Fixed Charge Coverage Ratio of the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) will be equal to or greater than the Fixed Charge Coverage Ratio of the Company immediately before such transaction or transactions;

(4) if the Company is not the continuing obligor under this Indenture, then each Subsidiary Guarantor, unless it is the Surviving Entity, shall have by supplemental indenture to this Indenture confirmed that its Subsidiary Guarantee of the Notes shall apply to the Surviving Entity’s obligations under this Indenture and the Notes;

(5) any Collateral owned by or transferred to the Surviving Entity shall (i) continue to constitute Collateral under this Indenture and the Collateral Agreements and (ii) be subject to a Pari Passu Lien in favor of the Collateral Agent for the benefit of the Secured Parties;

(6) the Surviving Entity shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Surviving Entity to be subject to the Pari Passu Liens in the manner and to the extent required under the Collateral Agreements and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, and such other matters as the Trustee or Collateral Agent, as applicable, may reasonably request; and

(7) the Company (or the Surviving Entity if the Company is not the continuing obligor under this Indenture) shall have delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officers’ Certificate and an Opinion of Counsel each stating that such consolidation, merger, transfer, lease or other disposition and any supplemental indenture in respect thereto comply with the requirements under this Indenture and that the requirements of this paragraph have been satisfied.

(b) A Subsidiary Guarantor may not sell or otherwise dispose of, in one or more related transactions, all or substantially all of its properties or assets to, or consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another Person, other than with respect to a Subsidiary Guarantor, the Company or another Subsidiary Guarantor, unless:

(1) immediately after giving effect to such transaction or series of transactions, no Default or Event of Default exists;

(2) either:

(I) (A) such Subsidiary Guarantor is the surviving Person or (B) the Person acquiring the properties or assets in any such sale or other disposition or the Person formed by or surviving any such consolidation or merger is a Person organized and existing under the laws of the United States of America, any state thereof or the District of Columbia (such Subsidiary Guarantor or such Person, as the case may be, being herein called the “Successor Guarantor”) and the Successor Guarantor (if other than such Subsidiary Guarantor) unconditionally assumes all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee, this Indenture and all other Note Documents pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee and such other agreements as are reasonably satisfactory to the Trustee and the Collateral Agent; or

(II) with respect to a Subsidiary Guarantor, such transaction or series of transactions does not violate Section 4.10;

(3) any Collateral owned by or transferred to the Successor Guarantor shall (i) continue to constitute Collateral under this Indenture and the Collateral Agreements and (ii) be subject to a Pari Passu Lien in favor of the Collateral Agent for the benefit of the Secured Parties;

(4) the Successor Guarantor shall take such action (or agree to take such action) as may be reasonably necessary to cause any property or assets that constitute Collateral owned by or transferred to the Successor Guarantor to be subject to the Pari Passu Liens in the manner and to the extent required under the Collateral Agreements and shall deliver an opinion of counsel as to the enforceability of any amendments, supplements or other instruments with respect to the Collateral Agreements to be executed, delivered, filed and recorded, as applicable, and such other matters as the Trustee or Collateral Agent, as applicable, may reasonably request; and

(5) the Company delivers to the Trustee an Officers’ Certificate and opinion of counsel, each stating that such sale or other disposition or merger or consolidation and such supplemental indenture and each such amendment comply with this covenant.

Section 5.02.	Successor Substituted.

Upon any consolidation of the Company with or merger of the Company into any other corporation or any sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries on a consolidated basis in accordance with Section 5.01, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the other Note Documents with the same effect as if such Surviving Entity had been named as the Company herein, and in the event of any such sale, assignment, lease, conveyance, transfer or other disposition, the Company (which term shall for this purpose mean the Person named as the “Company” in the first paragraph of this Indenture or any successor Person which shall theretofore become such in the manner described in Section 5.2), except in the case of a lease, shall be discharged from all obligations and covenants under this Indenture, the Notes and the other Note Documents, and the Company may be dissolved and liquidated and such dissolution and liquidation shall not cause a Change of Control under clause (e) of the definition thereof to occur unless the sale, assignment, lease, conveyance, transfer or other disposition of all or substantially all of the Properties of the Company and its Restricted Subsidiaries on a consolidated basis to any Person otherwise results in a Change of Control.

ARTICLE 6.

DEFAULTS AND REMEDIES

Section 6.01.	Events of Default.

Each of the following is an “Event of Default”:

(a) default in any payment of interest with respect to the Notes when due, which default continues for 30 days;

(b) default in the payment when due (at maturity, upon optional redemption, upon declaration of acceleration or otherwise) of the principal of, or premium, if any, on, the Notes;

(c) failure by the Company to comply with the provisions described under Section 4.10, 4.15 or 5.01;

(d) (1) except with respect to Section 4.03, failure by the Company or any of the Restricted Subsidiaries for 60 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any covenant or agreement (other than a default referred to in clauses (a), (b) and (c) above) contained in this Indenture, the Collateral Agreements or the Notes, or (2) failure by the Company for 120 days after notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with Section 4.03;

(e) default under the Revolving Credit Agreement, if that default:

(1) is caused by a failure to pay principal of, or interest or premium, if any, on, any Revolving Credit Agreement Obligation prior to the expiration of the grace period, if any, provided in the Revolving Credit Agreement on the date of such default; or

(2) permits the Revolving Credit Agreement Agent or any Revolving Credit Agreement Secured Parties to accelerate all or any part of the Revolving Credit Agreement Obligations prior to their Stated Maturity, provided that if any such default is cured or waived, or the Discharge of Revolving Credit Agreement Obligations occurs, within a period of 30 days from the occurrence of such default, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(f) default (other than a default referred to in clause (e) above) under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of the Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of the Restricted Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the Issue Date, if that default:

(1) is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(2) results in the acceleration of such Indebtedness prior to its Stated Maturity,

and, in either case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $25,000,000 or more; provided that if any such default is cured or waived or any such acceleration rescinded, or such Indebtedness is repaid, within a period of 60 days from the continuation of such default beyond the applicable grace period or the occurrence of such acceleration, as the case may be, such Event of Default and any consequential acceleration of the Notes shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree;

(g) failure by the Company or any of the Restricted Subsidiaries to pay final judgments entered by a court or courts of competent jurisdiction aggregating in excess of $25,000,000, which judgments are not paid, discharged or stayed for a period of 60 days;

(h) the occurrence of the following:

(1) except as permitted by the Note Documents, any Collateral Agreement establishing the Pari Passu Liens ceases for any reason to be enforceable; provided that it will not be an Event of Default under this clause (h)(1) if the sole result of the failure of one or more Collateral Agreements to be fully enforceable is that any Pari Passu Lien purported to be granted under such Collateral Agreements on Collateral, individually or in the aggregate, having a fair market value of not more than $10,000,000, ceases to be an enforceable and perfected first-priority Lien, subject only to the payment priorities in favor of the holders of Revolving Credit Agreement Obligations pursuant to the terms of the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens; provided, further, that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period;

(2) except as permitted by the Note Documents, any Pari Passu Lien purported to be granted under any Collateral Agreement on Collateral, individually or in the aggregate, having a fair market value in excess of $10,000,000, ceases to be an enforceable and perfected first-priority Lien, subject only to the payment priorities in favor of the holders of Revolving Credit Agreement Obligations pursuant to the terms of the Pari Passu Intercreditor Agreement and subject to Permitted Collateral Liens; provided that if such failure is susceptible to cure, no Event of Default shall arise with respect thereto until 30 days after any officer of the Company or any Restricted Subsidiary becomes aware of such failure, which failure has not been cured during such time period; and

(3) the Company or any other Collateral Grantor, or any Person acting on behalf of any of them, denies or disaffirms, in writing, any obligation of the Company or any other Collateral Grantor set forth in or arising under any Collateral Agreement establishing Pari Passu Liens;

(i) except as permitted by this Indenture, any Subsidiary Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Subsidiary Guarantor, or any Person duly acting on behalf of any such Subsidiary Guarantor, denies or disaffirms its obligations under its Subsidiary Guarantee;

(j) the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, pursuant to or within the meaning of Bankruptcy Law:

(1) commences a voluntary case,

(2) consents in writing to the entry of an order for relief against it in an involuntary case,

(3) consents in writing to the appointment of a Custodian of it or for all or substantially all of its property,

(4) makes a general assignment for the benefit of its creditors, or

(5) admits in writing it generally is not paying its debts as they become due;

(k) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(1) is for relief against the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, in an involuntary case;

(2) appoints a Custodian (x) of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary, or (y) for all or substantially all of the property of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary; or

(3) orders the liquidation of the Company, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken as a whole, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 60 consecutive days; or

(l) the Required Stockholder Approval is not obtained and the Charter Amendment has not become effective, in each case by December 31, 2016, and such failure shall continue for a period of 90 days.

Section 6.02.	Acceleration.

(a) If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Upon any such declaration, the Notes shall become due and payable immediately, together with all accrued and unpaid interest and premium, if any, thereon. Notwithstanding the preceding, if an Event of Default specified in clause (j) or (k) of Section 6.01 occurs with respect to the Company or any Guarantor, all outstanding Notes shall become due and payable immediately without further action or notice, together with all accrued and unpaid interest and premium, if any, thereon.

(b) The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if (1) all existing Events of Default (except with respect to nonpayment of principal, interest or premium, if any, that have become due solely because of the acceleration) have been cured or waived and (2) the Company has deposited with the Trustee a sum sufficient to pay all sums and advances paid by the Trustee and its agents and counsel and the reasonable compensation, expenses and disbursements of the Trustee incurred in connection with such Event of Default. No such rescission shall affect any subsequent Default or impair any right consequent thereon.

(c) If the Notes are accelerated or otherwise become due prior to their Stated Maturity, the amount of principal of, accrued and unpaid interest and premium on the Notes that becomes due and payable shall equal the redemption price applicable with respect to an optional redemption of the Notes pursuant to Section 3.07, in effect on the date of such acceleration as if such acceleration were an optional redemption of the Notes accelerated.

(d) Without limiting the generality of the foregoing, it is understood and agreed that if the Notes are accelerated or otherwise become due prior to their Stated Maturity, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the premium applicable with respect to an optional redemption of the Notes will also be due and payable, in cash, as though the Notes were optionally redeemed pursuant to Section 3.07 and shall constitute part of the Note Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early redemption and the Company agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Notes (and/or this Indenture) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE COMPANY EXPRESSLY WAIVES

(TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Company expressly agrees (to the fullest extent it may lawfully do so) that: (1) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (2) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (3) there has been a course of conduct between Holders and the Company giving specific consideration in this transaction for such agreement to pay the premium; and (4) the Company shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Company expressly acknowledges that its agreement to pay the premium to Holders as herein described is a material inducement to Holders to purchase the notes.

Section 6.03.	Other Remedies.

(a) If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest, premium, if any, on, the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b) The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04.	Waiver of Past Defaults.

The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all of the Notes, waive any existing Default or Event of Default and its consequences under this Indenture except a continuing Default or Event of Default in the payment of principal of, premium, if any, or interest, if any, on, the Notes (other than a payment Default or payment Event of Default that resulted from an acceleration that has been rescinded). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture, but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05.	Control by Majority.

The Holders of a majority in aggregate principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes or that may involve the Trustee in any financial or personal liability. In case an Event of Default has occurred and is continuing, prior to taking any action hereunder, the Trustee shall be entitled to satisfactory indemnification or security (or both) against all loss, liability and expenses caused by the taking or not taking of such action.

Section 6.06.	Limitation on Suits.

(a) Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due pursuant to Section 6.07, no Holder may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes have made a written request to the Trustee to pursue the remedy;

(3) such Holders have offered the Trustee, and the Trustee has received (if requested), security or indemnity (or both) satisfactory to it against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after its receipt of the request and the offer of security or indemnity (or both) satisfactory to it; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

(b) A Holder may not use this Indenture to prejudice the rights of another Holder or to obtain a preference or priority over another Holder.

Section 6.07.	Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the rights of any Holder to receive payment of principal of, premium, if any, interest, if any, on the Notes, on or after the respective due dates expressed in the Notes (including in connection with an offer to purchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.08.	Collection Suit by Trustee.

If an Event of Default specified in Section 6.01(a) or (b) occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Company and the Subsidiary Guarantors for the whole amount of principal of, interest and premium, if any, remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful and interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09.	Trustee is Authorized to File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10.	Priorities.

(a) If the Trustee collects any money pursuant to this Article, subject to the Intercreditor Agreements, it shall pay out the money in the following order:

(1) First: to the Trustee and its agents and attorneys for amounts due under Section 7.06, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and costs and expenses of collection incurred by the Trustee;

(2) Second: to the Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, if any, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, if any, respectively; and

(3) Third: to the Company or to such other Person as a court of competent jurisdiction shall direct.

(b) The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11.	Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.07, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

Section 6.12.	The Collateral Agent.

Whenever in the exercise of any remedy available to the Trustee or the exercise of any trust or power conferred on it with respect to the Notes, the Trustee may also direct the Collateral Agent in the exercise of any of the rights and remedies available to the Collateral Agent pursuant to the Collateral Agreements.

ARTICLE 7.

TRUSTEE

Section 7.01.	Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(1) this paragraph does not limit the effect of Section 7.01(b);

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to clauses (a), (b) and (c) of Section 7.01.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law. All money received by the Trustee shall, until applied as herein provided, be held in trust for the payment of the principal of, premium, if any, interest, if any, on the Notes.

(f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its rights to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder and in its capacity as Trustee under any other agreement executed in connection with this Indenture to which the Trustee is a party.

Section 7.02.	Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed by it with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture; provided that the Trustee’s conduct does not constitute willful misconduct or gross negligence.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) If an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any Holders unless such Holders have offered to the Trustee, and the Trustee has received, indemnity or security (or both) satisfactory to it against any loss, liability or expense.

(g) The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes unless a written notice of such Default or Event of Default shall have been given to a Responsible Officer of the Trustee by the Company or any Holder.

(h) The permissive rights of the Trustee to act hereunder shall not be construed as a duty.

(i) In no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(j) The Trustee may request that the Company deliver an Officers’ Certificate setting forth the names of individuals and titles of officers authorized at such times to take specified actions pursuant to this Indenture.

(k) The Trustee shall at no time have any responsibility or liability for or in respect to the legality, validity or enforceability of any Collateral or any arrangement or agreement between the Company and any other Person with respect thereto, or the perfection or priority of any security interest created in any of the Collateral or maintenance of any perfection and priority, or for or with respect to the sufficiency of the Collateral following an Event of Default.

Section 7.03.	Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company, any Guarantor or any of their Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest (as defined in the TIA), it must eliminate that conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09.

Section 7.04.	Trustee’s Disclaimer.

(a) The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Notes or any other Note Document, it shall not be accountable for the Company’s use of the proceeds from the Notes or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

(b) Notwithstanding anything to the contrary contained herein, the Trustee shall have no responsibility for (i) preparing, recording, filing, re-recording, or re-filing any financing statement, perfection statement, continuation statement or other instrument in any public office or for otherwise ensuring the perfection or maintenance of any security interest granted pursuant to, or contemplated by, any document; (ii) taking any necessary steps to preserve rights against any parties with respect to the Collateral; or (iii) taking any action to protect against any diminution in value of the Collateral.

Section 7.05.	Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if, in accordance with Section 7.02(g), the Trustee has knowledge thereof, the Trustee shall mail to the Holders a notice of the Default or Event of Default within 90 days after it occurs. The Trustee may withhold from Holders notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or premium, if any, or interest on the Notes.

Section 7.06.	Compensation and Indemnity.

(a) The Company shall pay to the Trustee from time to time such reasonable compensation as the Company and the Trustee may agree in writing for the Trustee’s acceptance of this Indenture and services hereunder. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Company shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s agents and counsel.

(b) The Company and the Subsidiary Guarantors shall indemnify the Trustee, jointly and severally, against any and all losses, liabilities, damages, claims or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture, including the costs and expenses (including, without limitation, fees and expenses of counsel) of enforcing this Indenture against the Company and the Subsidiary Guarantors (including this Section 7.06) and defending itself against any claim (whether asserted by the Company, any Subsidiary Guarantor or any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder, except to the extent any such loss, liability, damage, claim or expense may be attributable to its gross negligence or willful misconduct. The Trustee shall notify the Company and the Subsidiary Guarantors promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company and the Subsidiary Guarantors shall not relieve the Company or the Subsidiary Guarantors of their obligations hereunder. The Company and the Subsidiary Guarantors shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company and the Subsidiary Guarantors shall pay the reasonable fees and expenses of such counsel. Neither the Company nor any Subsidiary Guarantor need pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Company and the Subsidiary Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(d) To secure the Company’s and the Subsidiary Guarantors’ payment obligations in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, premium, if any, and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture and the resignation or removal of the Trustee.

(e) When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(j) or (k) occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

(f) The immunities, protections and exculpations available to the Trustee under this Indenture shall also be available to each Agent, and the Company’s and each Subsidiary Guarantor’s obligations under this Section 7.06 to compensate and indemnify the Trustee shall extend likewise to each Agent.

Section 7.07.	Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07.

(b) The Trustee may resign in writing upon thirty 30 days’ notice at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing and may appoint a successor trustee with the consent of the Company. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.09;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a receiver, Custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company or the Holders of at least 10% of the aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction, at the expense of the Company, for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder of a Note who has been a Holder of a Note for at least six months, fails to comply with Section 7.09, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to the Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Company’s and the Subsidiary Guarantors’ obligations under Section 7.06 shall continue for the benefit of the retiring Trustee.

Section 7.08.	Successor Trustee by Merger, etc.

If the Trustee consolidates with, or merges or converts into, or transfers or sells all or substantially all of its corporate trust business or assets to, another corporation or banking association, the successor corporation or banking association without any further act shall be the successor Trustee. As soon as practicable, the successor Trustee shall mail a notice of its succession to the Company and the Holders.

Section 7.09.	Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100 million as set forth in its most recent published annual report of condition. No obligor upon the Notes shall serve as a Trustee.

ARTICLE 8.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01.	Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may, at any time, elect to have either Section 8.02 or 8.03 be applied with respect to all outstanding Notes and all obligations of the Subsidiary Guarantors upon compliance with the conditions set forth below in this Article 8.

Section 8.02.	Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, subject to the satisfaction of the conditions set forth in Section 8.04, the Company shall be deemed to have discharged its obligations with respect to all outstanding Notes and, to the extent related to the Notes and the Subsidiary Guarantees, the Collateral Agreements to which it is a party, each Subsidiary Guarantor shall be deemed to have discharged its obligations with respect to its Subsidiary Guarantee and, to the extent related to the Notes and the Subsidiary Guarantees, the Collateral Agreements to which it is a party and each other Collateral Grantor shall be deemed to have discharged its obligations with respect to the Collateral Agreements, to the extent related to the Notes and the Subsidiary Guarantees, to which it is a party, on the date the conditions set forth in Section 8.04 below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, and each Subsidiary Guarantor shall be deemed to have paid and discharged its Subsidiary Guarantee (which in each case shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (1) and (2) below) and to have satisfied all its other obligations under the Notes or such Subsidiary Guarantees and this Indenture, and the Company and the other Collateral Grantors shall be deemed to have satisfied all of their obligations under the Collateral Agreements, to the extent related to the Notes and the Subsidiary Guarantees (and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of outstanding Notes to receive payments in respect of, the principal of, and premium or interest, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(b) the Company’s obligations with respect to the Notes under Sections 2.03, 2.04, 2.06, 2.07, 2.10 and 4.02;

(c) the rights, powers, trusts, duties, indemnities and immunities of the Agents, and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith and under Section 7.06; and

(d) the Legal Defeasance and Covenant Defeasance provisions of this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03.	Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and each of the Subsidiary Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04, be released from their respective obligations under the covenants contained in Article 4 (other than those in Sections 4.01, 4.02, 4.04, 4.06, 4.14 and 4.17) and in Section 5.01(a)(3) and under all Collateral Agreements (including its obligation to make Change of Control Offers and Asset Sale Offers), to the extent related to the Notes and the

Subsidiary Guarantees, to which it is a party on and after the date the conditions set forth in Section 8.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Subsidiary Guarantees, the Company and any Subsidiary Guarantor may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Sections 8.04, 6.01(d) through (h) shall not constitute Events of Default.

Section 8.04.	Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(a) the Company must irrevocably deposit with the Paying Agent, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of, and premium, if any, and interest, if any, on, the outstanding Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular redemption date;

(b) in the case of an election under Section 8.02, the Company shall have delivered to the Trustee, the Registrar and the Paying Agent an Opinion of Counsel in the U.S. who is acceptable to the Trustee confirming that:

(1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or

(2) since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of an election under Section 8.03, the Company must deliver to the Trustee, the Registrar and Paying Agent an opinion of counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from, or otherwise in connection with, the borrowing of funds to be applied to such deposit pursuant to this Section 8.04 (and any similar concurrent deposit relating to other Indebtedness) and the grant of any Lien securing such borrowing);

(e) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

(f) the Company must deliver to the Trustee, registrar and paying agent an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over the other creditors of the Company or any Subsidiary Guarantor with the intent of defeating, hindering, delaying or defrauding any creditors of the Company, any Subsidiary Guarantor or others; and

(g) the Company must deliver to the Trustee, the Registrar and the Paying Agent an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05.	Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

(a) Subject to Section 8.06, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee pursuant to Section 8.04 or 8.08 in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company or any of its Subsidiaries acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, interest, and premium, if any, but such money need not be segregated from other funds except to the extent required by law.

(b) The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 or 8.08 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

(c) Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the written request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 or 8.08 which, in the opinion of a nationally recognized investment banking, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance, Covenant Defeasance or Discharge, as the case may be.

Section 8.06.	Repayment to the Company.

Subject to applicable escheat and abandoned property laws, any money or non-callable Government Securities deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, or interest, or premium, if any, on, any Note and remaining unclaimed for two years after such principal, interest, and premium, if any, has become due and payable shall be paid to the Company on its written request or (if then held by the Company) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money or non-callable Government Securities, and all liability of the Company as trustee thereof, shall thereupon cease; provided that the Trustee or such Paying Agent, before being required to make any such repayment, shall at the written request and expense of the Company cause to be published once, in the New York Times or The Wall Street Journal (national edition), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Company.

Section 8.07.	Reinstatement.

If the Trustee or the Paying Agent is unable to apply any money or non-callable Government Securities in accordance with Section 8.05, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Subsidiary Guarantors’ obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or the Paying Agent is permitted to apply all such money in accordance with Section 8.05; provided that, if the Company or any Subsidiary Guarantor makes any payment of principal of, interest, or premium, if any, on, any Note following the reinstatement of its obligations, the Company or such Subsidiary Guarantor, as applicable, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities deposited with or held by the Trustee or the Paying Agent.

Section 8.08.	Discharge.

This Indenture, the Subsidiary Guarantees and, to the extent related to the Notes and the Subsidiary Guarantees, all Collateral Agreements shall be discharged and shall cease to be of further effect as to all Notes issued hereunder (except as to (x) the rights of Holders of outstanding Notes to receive solely from the trust fund described in Section 8.08(a)(2), and as more fully set forth in such Section, payments in respect of the principal of and interest, and premium, if any, on, such Notes when such payments are due, (y) the Company’s obligations with respect to such Notes under Sections 2.03, 2.04, 2.05, 2.06, 2.07, 2.10 and 4.02 and (z) the rights, powers, trusts, duties and immunities of the Trustee and each Agent hereunder and the Company’s obligations in connection therewith), and the Trustee, at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture with respect to all the Notes, when:

(a) either:

(1) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the registrar for cancellation; or

(2) all Notes that have not been delivered to the registrar for cancellation have become due and payable or will become due and payable within one year by reason of the mailing of a notice of redemption or otherwise and the Company or any Subsidiary Guarantor has irrevocably deposited or caused to be deposited with the Paying Agent as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the entire Indebtedness on the Notes not delivered to the registrar for cancellation of principal, premium, if any, and accrued interest, if any, on, the Notes to the date of maturity or redemption;

(b) in respect of clause Section 8.08(a)(2) of this Section 8.8, the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound (other than with respect to the borrowing of funds to be applied concurrently to make the deposit required to effect such satisfaction and discharge and any similar concurrent deposit relating to other Indebtedness, and in each case the granting of Liens to secure such borrowings);

(c) the Company or any Subsidiary Guarantor has paid or caused to be paid all sums payable by it under this Indenture;

(d) the Company has delivered irrevocable instructions to the Trustee, the Registrar and the Paying Agent under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(e) the Company has delivered (a) an Officers’ Certificate to the Trustee, the Registrar and the Paying Agent stating that all conditions precedent to satisfaction and discharge of this Indenture (“Discharge”) have been satisfied and (b) an Opinion of Counsel to the Trustee, the Registrar and the Paying Agent stating that all conditions precedent to Discharge have been satisfied.

ARTICLE 9.

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01.	Without Consent of Holders of Notes.

(a) Notwithstanding the provisions of Section 9.02, without the consent of any Holder, the Company, the Subsidiary Guarantors, the Trustee and, to the extent applicable, the Collateral Agent, may amend or supplement any of the Note Documents in the following circumstances:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Subsidiary Guarantor’s obligations to Holders and Subsidiary Guarantees in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Subsidiaries Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(5) to conform the text of any Note Document to any provision of this Description of Notes to the extent that such provision in the “Description of Notes” in the Offering Memorandum to the extent that such provision in such “Description of Notes” was intended to set forth, verbatim or in substance, a provision of such Note Document, which intent may be evidenced by an Officers’ Certificate to that effect;

(6) to evidence and provide for the acceptance of the appointment under the Note Documents of a successor Trustee or Collateral Agent;

(7) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Pari Passu Documents;

(8) to add any additional Subsidiary Guarantor or Collateral or to evidence the release of any Subsidiary Guarantor from its Subsidiary Guarantee or the release of any Liens, in each case as provided in this Indenture or the other Note Documents, as applicable;

(9) with respect to the Collateral Agreements, as provided in the Intercreditor Agreements; and

(10) to comply with any requirement in order to effect or maintain the qualification of the Indenture under the TIA.

(b) Each Intercreditor Agreement may be amended in accordance with its terms and without the consent of any Holder, the Trustee, the Collateral Agent or the Junior Lien Collateral Agent to add other parties (or any authorized agent thereof or trustee therefor) holding Indebtedness subject thereto and to establish that the Liens on any Collateral securing such Indebtedness shall rank equally with or subordinate to the Liens on such Collateral securing the Pari Passu Obligations then outstanding.

(c) Upon the request of the Company, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of any amendment or supplemental indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into any such amendment or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02.	With Consent of Holders of Notes.

(a) Except as provided above in Section 9.01 and below in this Section 9.02, the Company, the Subsidiary Guarantors, the Trustee and, to the extent applicable, the Collateral Agent may amend or supplement the Note Documents with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and, subject to Section 6.04 and 6.07, and any existing Default or Event of Default or compliance with any provision of Note Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), in each case in addition to any required consent of holders of other Pari Passu Obligations that may be required with respect to an amendment of or waiver under a Collateral Agreement, including any Intercreditor Agreement. However, without the consent of each Holder of an outstanding Note affected thereby, an amendment, supplement or waiver may not:

(1) reduce the percentage of principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of, or change the fixed maturity of, any Note or alter the provisions with respect to the redemption of the Notes (other than with respect to minimum notice required for redemption or the provisions of Sections 4.10 and 4.15), including any provision relating to the premium payable upon any such purchase or redemption;

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) impair the right of any Holder to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the redemption date);

(5) waive a Default or Event of Default in the payment of principal of, or interest, or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(6) make any Note payable in money other than that stated in the Notes;

(7) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of, or interest, or premium, if any, on, the Notes;

(8) waive a redemption payment with respect to any Note (other than a payment required by Section 3.08, 4.10 or 4.15);

(9) release any Subsidiary Guarantor from any of its obligations under its Subsidiary Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(10) make any change in the preceding amendment, supplement and waiver provisions.

(b) The consent of Holders representing at least two-thirds of outstanding Notes will be required to release the Liens for the benefit of the Holders of the Notes on all or substantially all of the Collateral, other than in accordance with the Note Documents.

(c) Upon the request of the Company and upon the receipt by the Trustee of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.06, the Trustee shall join with the Company and the Subsidiary Guarantors in the execution of such amendment, supplement or waiver, unless such amendment, supplement or waiver affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amendment, supplemental indenture or waiver.

(d) It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment, supplement or waiver, but it shall be sufficient if such consent approves the substance thereof.

(e) After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Company shall mail to the Holders a notice briefly describing the amendment, supplement or waiver. Any failure of the Company to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amendment, supplement or waiver.

Section 9.03.	Consents in connection with Purchase, Tender or Exchange.

A consent to any amendment, supplement or waiver under this Indenture by any Holder given in connection with a purchase, tender or exchange of such Holder’s Notes shall not be rendered invalid by such purchase, tender or exchange.

Section 9.04.	Revocation and Effect of Consents.

(a) Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of such Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and, except as provided in clause (c) of this Section 9.04, thereafter binds every Holder.

(b) The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the second to last sentence of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No consent shall be valid or effective for more than 90 days after such record date except to the extent that the requisite number of consents to the amendment, supplement or waiver have been obtained within such 90-day period or as set forth in clause (c) of this Section 9.04.

(c) After an amendment, supplement or waiver becomes effective, it shall bind every Holder, unless it makes a change described in any of clauses (1) through (10) of Section 9.02(a), in which case, the amendment, supplement or waiver shall bind only each Holder of a Note who has consented to it and every subsequent Holder of a Note or portion of a Note that evidences the same indebtedness as the consenting Holder’s Note.

Section 9.05.	Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company, in exchange for all Notes, may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver. Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06.	Trustee to Sign Amendments, etc.

The Trustee shall sign any amendment or supplemental indenture or grant any waiver authorized pursuant to this Article 9 if the amendment or supplemental indenture or waiver does not adversely affect its rights, duties, liabilities or immunities. If any such amendment, supplemental indenture or waiver does adversely affect the rights, duties, liabilities or immunities of the Trustee, the Trustee may, but need not, sign such amendment, supplemental indenture or grant such waiver. In executing any such amendment, supplemental indenture or waiver, the Trustee shall be entitled to receive and (subject to Section 7.01) shall be fully protected in relying upon, in addition to the documents required by Section 12.02, an Officers’ Certificate and an Opinion of Counsel each stating that the execution of such amendment, supplemental indenture or waiver is authorized or permitted by this Indenture.

Section 9.07.	Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given, made or taken by Holders shall be in writing may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.01) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 9.07.

(b) Without limiting the generality of this Section 9.07, unless otherwise provided in or pursuant to this Indenture, (i) a Holder, including the Depositary or its nominee that is a Holder of a Global Note, may give, make or take, by an agent or agents duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in or pursuant to this Indenture to be given, made or taken by Holders, and the Depositary or its nominee that is a Holder of a Global Note may duly appoint in writing as its agent or agents members of, or participants in, the Depositary holding interests in such Global Note in the records of the Depositary; and (ii) with respect to any Global Note, any consent or other action given, made or taken by an Agent Member by electronic means in accordance with the “Automated Tender Offer Procedures” system or other customary procedures of, and pursuant to authorization by, the Depositary shall be deemed to constitute the Act of the Holder of such Global Note, and such Act shall be deemed to have been delivered to the Company and the Trustee upon the delivery by the Depositary of an “agent’s message” or other notice of such consent or other action having been so given, made or taken in accordance with the applicable policies and procedures of the Depositary.

(c) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a Person acting in a capacity other than such Person’s individual capacity, such certificate or affidavit shall also constitute sufficient proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

(d) The ownership of Notes shall be proved by the Register.

(e) Without limiting the foregoing, a Holder entitled hereunder to give, make or take any action hereunder with regard to any particular Note may do so, or duly appoint in writing any Person or Persons as its agent or agents to do so, with regard to all or any part of the principal amount of such Note.

ARTICLE 10.

GUARANTEES OF NOTES

Section 10.01.	Subsidiary Guarantees of Notes.

(a) Subject to this Article 10, each of the Subsidiary Guarantors hereby absolutely and unconditionally guarantees, jointly with the other Subsidiary Guarantors and severally, as primary obligor and not merely as surety, on a senior basis to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Company hereunder and thereunder, that:

(1) the principal of, and premium, if any, interest, if any, on, the Notes will be promptly paid in full when due, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise, and interest on the overdue principal of, and premium, if any, and (to the extent permitted by law) interest, if any, on, the Notes, and all other payment Obligations of the Company to the Holders or the Trustee under this Indenture or the Notes will be promptly paid in full and performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at Stated Maturity, by acceleration, upon repurchase or redemption or otherwise.

(b) Failing payment when so due of any amount so guaranteed for whatever reason, the Subsidiary Guarantors will be jointly and severally obligated to pay the same immediately. Each Subsidiary Guarantor agrees that this is an absolute, unconditional, present and continuing guarantee of payment and performance (and not a guarantee of collection) and is in no way conditioned upon any attempt to collect from the Company or any other Subsidiary Guarantor or any other action, occurrence or circumstance whatsoever.

(c) The Subsidiary Guarantors hereby agree that their obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance (other than complete performance) which might otherwise constitute a legal or equitable discharge or defense of a Subsidiary Guarantor. Each Subsidiary Guarantor further, to the extent permitted by law, hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that its Subsidiary Guarantee will not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.

(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company, the Subsidiary Guarantors, or any Custodian, trustee or other similar official acting in relation to any of the Company or the Subsidiary Guarantors, any amount paid by the Company or any Subsidiary Guarantor to the Trustee or such Holder, the Subsidiary Guarantees, to the extent theretofore discharged, shall be reinstated in full force and effect.

(e) Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (1) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of its Subsidiary Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed thereby, and (2) in the event of any declaration of acceleration of such Obligations as provided in Article 6, such Obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purpose of its Subsidiary Guarantee. The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Subsidiary Guarantees.

Section 10.02.	Releases of Subsidiary Guarantees.

(a) The Subsidiary Guarantee of a Subsidiary Guarantor will be automatically and unconditionally released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger, consolidation or amalgamation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary, if the sale or other disposition is conducted in accordance with Section 4.10 and 5.01(b), as applicable;

(2) in connection with any sale or other disposition of Capital Stock of such Subsidiary Guarantor, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, if the sale or other disposition is conducted in accordance with conducted in accordance with Sections 4.10 and 5.01(b), as applicable;

(3) upon Legal Defeasance, Covenant Defeasance or Discharge in accordance with Article 8; and

(4) unless an Event of Default has occurred and is continuing, upon the dissolution or liquidation of the Subsidiary Guarantor in compliance with Section 5.01(b).

(b) Upon delivery by the Company to the Trustee of an Officers’ Certificate and an Opinion of Counsel to the effect and stating that any of the conditions described in clauses (1)

through (4) of Section 10.02(a) has occurred, the Trustee shall execute any documents reasonably requested by the Company at the Company’s expense in order to evidence the release of any Subsidiary Guarantor (other than the Company) from its obligations under its Subsidiary Guarantee. Any Subsidiary Guarantor not released from its obligations under its Subsidiary Guarantee shall remain liable for the full amount of principal of and interest, premium, if any, on, the Notes and for the other obligations of such Subsidiary Guarantor under this Indenture as provided in this Article 10.

Section 10.03.	Limitation on Subsidiary Guarantor Liability.

Each Subsidiary Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Subsidiary Guarantee of such Subsidiary Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state or foreign law to the extent applicable to any Subsidiary Guarantee. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee will be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state or foreign law and not otherwise being void or voidable under any similar laws affecting the rights of creditors generally. Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount based on the Adjusted Net Assets of each Subsidiary Guarantor.

Section 10.04.	“Trustee” to Include Paying Agent.

In case at any time any Paying Agent other than the Trustee shall have been appointed and be then acting hereunder, the term “Trustee” as used in this Article 10 shall in each case (unless the context shall otherwise require) be construed as extending to and including such Paying Agent within its meaning as fully and for all intents and purposes as if such Paying Agent were named in this Article 10 in place of the Trustee.

Section 10.05.	Execution and Delivery of Guaranty.

The execution by each Subsidiary Guarantor of this Indenture (or a supplemental indenture hereto) evidences the Subsidiary Guarantee of such Subsidiary Guarantor, whether or not the person signing as an Officer of the Subsidiary Guarantor still holds that office at the time of authentication of any Note. The delivery of any Note by the Trustee after authentication constitutes due delivery of the Subsidiary Guarantee set forth in this Indenture on behalf of each Subsidiary Guarantor.

Section 10.06.	Subrogation.

Each Subsidiary Guarantor shall be subrogated to all rights of Holders against the Company in respect of any amounts paid by the Subsidiary Guarantor pursuant to the provisions of Section 10.01; provided that no Subsidiary Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Company under this Indenture or the Notes shall have been paid in full.

ARTICLE 11.

SECURITY

Section 11.01.	Collateral Agreements; Additional Collateral.

(a) In order to secure the due and punctual payment of the Note Obligations, on the Issue Date, simultaneously with the execution and delivery of this Indenture, the Subsidiary Guarantors have executed the Collateral Agreements granting to the Collateral Agent for the benefit of the Secured Parties (in accordance with the Pari Passu Intercreditor Agreement) a first-priority perfected Lien in the Collateral.

(b) The Company shall promptly deliver, and to cause each of the other Collateral Grantors to deliver, but in each case not later than the date that is 30 days following the Issue Date, to further secure the Pari Passu Obligations, deeds of trust, Mortgages, chattel mortgages, security agreements, financing statements and other Collateral Agreements in form and substance satisfactory to the Collateral Agent for the purpose of granting, confirming, and perfecting first-priority liens or security interests in (1) prior to the occurrence of a default under the Revolving Credit Agreement (or any agreements refinancing, replacing, refunding or restating the Revolving Credit Agreement as in effect on the Issue Date) or, if no Revolving Credit Agreement is then in effect, a Default under this Indenture, (A) at least ninety percent (90%) of the PV-9 of the Collateral Grantors’ Oil and Gas Properties constituting Proved Reserves and the Proved and Probable Drilling Locations, (B) after the occurrence of a default under the Revolving Credit Agreement (or any agreements refinancing, replacing, refunding or restating the Revolving Credit Agreement as in effect on the Issue Date) or, if no Revolving Credit Agreement is then in effect, a Default under this Indenture, at least ninety-five percent (95%) of the PV-9 of the Collateral Grantors’ Oil and Gas Properties and the Proved and Probable Drilling Locations, (2) all of the equity interests of the Company or any Subsidiary Guarantor in any other Subsidiary Guarantor now owned or hereafter acquired by the Company or any Subsidiary Guarantor and (3) all property of the Collateral Grantors of the type described in the Security Agreement. If no Engineering Report is delivered pursuant to Section 4.04(b), the Company shall deliver to the Collateral Agent semi-annually on or before April 1 and October 1 in each calendar year an Officers’ Certificate certifying that as of the date of such certificate, (i) no Default has occurred and is continuing and (ii) at least ninety percent (90%) of the PV-9 of the Collateral Grantors’ Oil and Gas Properties constituting Proved Reserves and the Proved and Probable Drilling Locations.

(c) In connection with each delivery of an Engineering Report, the Company shall review the Engineering Report and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least ninety percent (90%) of the PV-9 of (i) the Oil and Gas Properties constituting Proved Reserves evaluated in the most recently completed Engineering Report after giving effect to exploration and production activities, acquisitions, dispositions and production and (ii) the Proved and Probable Drilling Locations. In the event that the Mortgaged Properties do not represent at least such required percentages, then the

Company shall, and shall cause its Restricted Subsidiaries to, promptly grant to the Collateral Agent as security for the Pari Passu Obligations a first-priority perfected Lien on additional Oil and Gas Properties and Proved and Probable Drilling Locations not already subject to a Lien created by Collateral Agreements such that after giving effect thereto, the Mortgaged Properties will represent at least such required percentages. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Collateral Agreements, all in form and substance reasonably satisfactory to the Collateral Agent and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Restricted Subsidiary places a Lien on its Oil and Gas Properties or Proved and Probable Drilling Locations and such Subsidiary is not a Subsidiary Guarantor, then it shall become a Subsidiary Guarantor and comply. To the extent that any Oil and Gas Properties constituting Collateral are disposed of after the date of any applicable Engineering Report or certificate delivered pursuant to clause (b) of this Section 11.01, any Proved Reserves attributable to such Oil and Gas Properties shall be deemed excluded from such Engineering Report or certificate for the purpose of determining whether such minimum Mortgage requirement is met after giving effect to such release.

(d) The Company also agrees to promptly deliver, or to cause to be promptly delivered, to the extent not already delivered, whenever requested by the Collateral Agent in its sole and absolute discretion (1) favorable title information (including, if reasonably requested by the Collateral Agent, title opinions) acceptable to the Collateral Agent with respect to any Collateral Grantor’s Oil and Gas Properties constituting at least ninety percent (90%) of the PV-9 of the Oil and Gas Properties constituting Proved Reserves and the Proved and Probable Drilling Locations, and demonstrating that such Collateral Grantor has good and defensible title to such properties and interests, free and clear of all Liens (other than Permitted Liens) and covering such other matters as the Collateral Agent may reasonably request and (2) favorable opinions of counsel satisfactory to the Collateral Agent in its sole discretion opining that the forms of Mortgage are sufficient to create valid first deed of trust or mortgage liens in such properties and interests and first priority assignments of and security interests in the Hydrocarbons attributable to such properties and interests and proceeds thereof.

(e) If (1) a Collateral Grantor acquires any asset or property of a type that is required to constitute Collateral pursuant to the terms of this Indenture and such asset or property is not automatically subject to a first-priority perfected Lien in favor of the Collateral Agent, (2) a Subsidiary of the Company that is not already a Subsidiary Guarantor is required to become a Subsidiary Guarantor pursuant to Section 4.13 or (3) any Collateral Grantor creates any additional Lien upon any Oil and Gas Properties, Proved and Probable Drilling Locations or any other assets or properties to secure any Pari Passu Obligations or Junior Lien Obligations (or takes additional actions to perfect any existing Lien on Collateral), then such Collateral Grantor or such other Subsidiary shall, as soon as practicable after the acquisition of the applicable asset or property, the occurrence of the event requiring such Subsidiary to become a Subsidiary Guarantor or the creation of any such additional Lien or taking of any such additional perfection action (and, in any event, within 10 Business Days after such acquisition, event or creation), (i) grant to the Collateral Agent a first-priority perfect Lien in all assets and property of such Collateral Grantor or such other Subsidiary that are required to, but do not already, constitute Collateral, (ii) deliver any certificates to the Collateral Agent in respect thereof and (iii) take all other appropriate actions as necessary to ensure the Collateral Agent has a first-priority perfect Lien therein.

(f) In addition and not by way of limitation of the foregoing, in the case of the Company or any Subsidiary Guarantor granting a Lien in favor of the Collateral Agent upon any assets having a present value in excess of $10,000,000 located in a new jurisdiction, the Company or Subsidiary Guarantor will at its own expense, promptly obtain and furnish to the Collateral Agent all such opinions of legal counsel as the Collateral Agent may reasonably request in connection with any such security or instrument.

(g) Commencing on a date no later than 60 days after the Issue Date, the Company and its Restricted Subsidiaries shall keep and maintain each deposit account and each securities account with a financial institution reasonably acceptable to the Collateral Agent and subject to an Account Control Agreement, other than deposit accounts holding in the aggregate less than $3,000,000.

(h) The Company shall cause every Subsidiary Guarantor to make all filings (including filings of continuation statements and amendments to Uniform Commercial Code financing statements in the United States (or the applicable political subdivision, territory or possession thereof) that may be necessary to continue the effectiveness of such Uniform Commercial Code financing statements) and take all other actions as are reasonably necessary or required by the Collateral Agreements to maintain (at the sole cost and expense of the Subsidiary Guarantors) the security interest created by the Collateral Agreements in the Collateral as a first-priority perfected Lien.

(i) All references to a “first-priority perfected Lien” in this Section 11.01 shall be understood to be subject to the terms of the Pari Passu Intercreditor Agreement and the Permitted Collateral Liens, if any.

(j) The Company shall, and shall cause every other Collateral Grantor to, from time to time take the actions required by Section 4.18.

Section 11.02.	Release of Liens Securing Notes.

The Collateral Grantors shall be entitled to releases of assets included in the Collateral from the Liens securing Note Obligations under any one or more of the following circumstances:

(a) upon the full and final payment in cash and performance of all Note Obligations of the Company and the Subsidiary Guarantors;

(b) with respect to any asset constituting Collateral, if such Collateral is sold or otherwise disposed of to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary in accordance with Section 4.10 (other than the provisions thereof relating to the future use of proceeds of such sale or other disposition); provided that to the extent that any Collateral is sold or otherwise disposed of in accordance with Section 4.10, the non-cash consideration received is pledged as Collateral under the Collateral Agreements contemporaneously with such sale, in accordance with the requirements set forth in this Indenture and the Collateral Agreements; provided, further, that the Liens securing the Note Obligations will not be released if the sale or disposition is subject to Section 5.01;

(c) upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of the Notes in accordance with Article 8;

(d) if any Subsidiary Guarantor is released from its Subsidiary Guarantee in accordance with the terms of this Indenture, that Subsidiary Guarantor’s assets and property included in the Collateral shall be released from the Liens securing the Note Obligations;

(e) with the requisite consent of Holders given in accordance with this Indenture; or

(f) as provided in the Pari Passu Intercreditor Agreement or the other Collateral Agreements.

Section 11.03.	Release Documentation.

Upon compliance with the conditions to release of all or any portion of the Collateral set forth in Section 11.02, the Collateral Agent and the Trustee shall forthwith take all necessary action (at the written request of and the expense of the Company, accompanied by an Officers’ Certificate and Opinion of Counsel that the conditions precedent to such release have been satisfied) to release and re-convey to the applicable Collateral Grantor the applicable portion of the Collateral that is authorized to be released pursuant to Section 11.02, and shall deliver such Collateral in its possession to the applicable Collateral Grantor, including, without limitation, executing and delivering releases and satisfactions wherever required.

Section 11.04.	No Impairment of the Security Interests.

The Company shall not, and shall not permit any other Collateral Grantor to take any action, or knowingly omit to take any action, which action or omission would have the result of materially impairing the validity, perfection or priority of the security interests in the Collateral created by the Collateral Agreements (except as permitted in this Indenture, the Pari Passu Intercreditor Agreement or the other Collateral Agreements, including any action that would result in a Permitted Collateral Lien).

Section 11.05.	Collateral Agent.

(a) The Trustee and each of the Holders by acceptance of the Notes hereby authorize the appointment of the Collateral Agent as the Trustee’s and the Holders’ collateral agent under the Collateral Agreements, and the Trustee and each of the Holders by acceptance of the Notes hereby irrevocably authorize the Collateral Agent to take such action on their behalf under the provisions of the Collateral Agreements, including the Intercreditor Agreements, and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Indenture, the Intercreditor Agreements and the other Collateral Agreements, together with such powers as are reasonably incidental thereto.

(b) The Collateral Agent may resign and its successor appointed in accordance with the terms of the Intercreditor Agreements.

(c) The Trustee is authorized and directed by the Holders and the Holders by acquiring the Notes are deemed to have authorized the Trustee, as applicable, to (1) enter into the Intercreditor Agreements, (2) bind the Holders on the terms as set forth in the Intercreditor Agreements, (3) perform and observe its obligations and exercise its rights and powers under the Intercreditor Agreements, including entering into amendments permitted by the terms of this Indenture, the Intercreditor Agreements or the other Collateral Agreements and (4) cause the Collateral Agent to enter into and perform its obligations under the Collateral Agreements. The Collateral Agent is authorized and directed by the Trustee and the Holders and the Holders by acquiring the Notes are deemed to have authorized the Collateral Agent, to (i) enter into the other Collateral Agreements to which it is a party, (ii) bind the Trustee and the Holders on the terms as set forth in such Collateral Agreements and (iii) perform and observe its obligations and exercise its rights and powers under such Collateral Agreements, including entering into amendments permitted by the terms of this Indenture or the Collateral Agreements. Each Holder, by its acceptance of a Note, is deemed to have consented and agreed to the terms of the Intercreditor Agreements and each other Collateral Agreement, as originally in effect and as amended, restated, replaced, supplemented or modified from time to time in accordance with its terms or the terms of this Indenture. Each of the Trustee and the Holders by acquiring the Notes is hereby deemed to (A) agree that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (B) acknowledge that it has received a copy of the Intercreditor Agreements and that the exercise of certain of the Trustee’s rights and remedies hereunder may be subject to, and restricted by, the provisions of the Intercreditor Agreements. NOTWITHSTANDING ANY OTHER PROVISION CONTAINED IN THIS INDENTURE, IN THE EVENT OF ANY CONFLICT OR INCONSISTENCY BETWEEN THE PROVISIONS OF THIS INDENTURE AND EITHER OF THE INTERCREDITOR AGREEMENTS, THE APPLICABLE INTERCREDITOR AGREEMENT SHALL CONTROL.

(d) The Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by the Company or any of the Collateral Grantors or is cared for, protected or insured or has been encumbered, or that the Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the applicable Collateral Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Collateral Agreements has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto.

(e) The grant of permissive rights or powers to the Collateral Agent shall not be construed to impose duties to act. For the avoidance of doubt, nothing herein shall require the Collateral Agent to file financing statements or continuation statements, or be responsible for maintaining the security interests purported to be created by the Collateral Agreements and such responsibility shall be solely that of the Company.

Section 11.06.	Purchaser Protected.

No purchaser or grantee of any property or rights purporting to be released from the Liens in favor of the Collateral Agent shall be bound to ascertain the authority of the Collateral Agent or Trustee to execute the release or to inquire as to the existence of any conditions herein prescribed for the exercise of such authority so long as the conditions set forth in Section 11.03 have been satisfied.

Section 11.07.	Authorization of Receipt of Funds by the Trustee Under the Collateral Agreements.

The Trustee is authorized to receive any funds for the benefit of Holders distributed under the Collateral Agreements and to apply such funds as provided in Section 6.10.

Section 11.08.	Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 11 upon the Company or any other Collateral Grantor, as applicable, with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of the Company or any other Collateral Grantor, as applicable, or of any officer or officers thereof required by the provisions of this Article 11.

Section 11.09.	Compensation and Indemnification.

The Collateral Agent shall be entitled to the compensation and indemnification set forth in Section 7.06 (with the references to the Trustee therein being deemed to refer to the Collateral Agent).

ARTICLE 12.

MISCELLANEOUS

Section 12.01.	Notices.

(a) All notices and other communications by the Company, any Subsidiary Guarantor or the Trustee to the other parties hereto shall be duly given if in writing in the English language and delivered in person or mailed by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to their respective addresses set forth below:

If to the Company or any Guarantor:

Comstock Resources, Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Attention: Roland O. Burns

Facsimile: 972.668.8812

If to the Trustee:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, New York 11219

Attention: Corporate Trust Department

Facsimile: 718.331.1852

with a copy to:

American Stock Transfer & Trust Company, LLC

48 Wall Street, 22nd Floor

New York, New York 10005

Attention: Legal Department

Facsimile:

(b) All notices and communications (other than those sent to Holders) shall be deemed to have been duly given (1) at the time delivered by hand, if personally delivered, (2) 5 Business Days after being deposited in the mail, postage prepaid, if mailed, (3) when receipt is acknowledged, if transmitted by facsimile, and (4) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case to the address shown above or to such other address or addresses as the Company, any Subsidiary Guarantor or the Trustee, by written notice to the other parties hereto, may designate from time to time.

(c) Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Register kept by the Registrar. All notices and communications to a Holder shall be deemed to have been duly given (1) 5 Business Days after being deposited in the mail, postage prepaid, if mailed, and (2) the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery, in each case to the address of the Holder shown on the Register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

(d) If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

(e) If either the Company or any Subsidiary Guarantor mails a notice or communication to any Holder, it shall mail a copy to the Trustee and each Agent at the same time.

(f) Where this Indenture provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice. Waivers of notice by any Holder shall be filed with the Trustee, but such filing shall not be a condition precedent to the validity of any action taken in reliance upon such waiver.

(g) Notwithstanding anything to the contrary contained herein, as long as the Notes are in the form of a Global Note, notice to the Holders thereof may be made electronically in accordance with the applicable procedures of the Depositary.

(h) The Trustee shall accept electronic transmissions; provided that (1) the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information and (2) each other party agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including without limitation the risk of the Trustee acting on unauthorized instructions, notices, reports or other communications or information, and the risk of interception and misuse by third parties.

Section 12.02.	Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or any other Agent to take any action or refrain from taking any action under this Indenture, the Trustee or such other Agent shall be entitled to receive from the Company:

(a) an Officers’ Certificate in form and substance reasonably satisfactory to the Trustee or such Agent (which shall include the statements set forth in Section 12.03) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee or such Agent (which shall include the statements set forth in Section 12.03) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

Section 12.03.	Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture shall include:

(a) a statement that the person making such certificate or opinion has read such condition or covenant;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition or covenant has been satisfied; and

(d) a statement as to whether or not, in the opinion of such person, such condition or covenant has been satisfied.

Section 12.04.	Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 12.05.	No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Note Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 12.06.	Governing Law.

This Indenture, the notes, the Subsidiary Guarantees and the Intercreditor AgreementS are governed by, and construed and enforced in accordance with, the laws of the State of New York.

Section 12.07.	Waiver of Jury Trial.

THE PARTIES HERETO AND EACH HOLDER BY ITS ACCEPTANCE OF THE NOTES EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR EACH OTHER NOTE DOCUMENT OR ANY TRANSACTION RELATED HERETO OR THERETO TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW.

Section 12.08.	No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company, the Company or their respective Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 12.09.	Successors.

All agreements of the Company and the Subsidiary Guarantors in this Indenture and the Notes shall bind their respective successors. All agreements of the Trustee and the Collateral Agent in this Indenture shall bind their respective successors.

Section 12.10.	Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 12.11.	Table of Contents, Headings, etc.

The Table of Contents and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 12.12.	Counterparts.

The parties hereto may sign any number of copies of this Indenture. This Indenture may be signed in counterparts and by the different parties hereto in separate counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile or portable document format (.pdf) transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signature of the parties hereto transmitted by facsimile or .pdf shall be deemed to be their original signatures for all purposes.

Section 12.13.	Language of Notices, Etc.

Any request, demand, authorization, direction, notice, consent, waiver or Act required or permitted under this Indenture shall be in writing and in the English language, except that any published notice may be in an official language of the country of publication.

Section 12.14.	U.S.A. PATRIOT Act.

The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act), all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Indenture agree that they will provide to the Trustee such information as it may request, from time to time, in order for the Trustee to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 12.15.	Force Majeure.

Neither the Trustee nor any Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Trustee or such Agent that prevents the Trustee or such Agent from performing such act or fulfilling such duty, obligation or responsibility hereunder (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire, facsimile or other wire or communication facility).

Section 12.16.	Foreign Sanction Regulations.

The Company agrees to comply in all material respects with applicable foreign sanctions regulations, including but not limited to, those administered by the Office of Foreign Assets Control of the U.S. Treasury Department, it being understood that this covenant is for the benefit of the Trustee only, no Holder or other Person shall have rights under this covenant as a third party beneficiary, and any breach of this covenant shall not be the basis for a Default or Event of Default under Section 6.01.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed and delivered as of the date first set forth above.

COMPANY:

COMSTOCK RESOURCES INC.

By:
Name:
Title:

GUARANTORS:

COMSTOCK OIL & GAS, LP

By:
Name:
Title:

COMSTOCK OIL & GAS - LOUISIANA, LLC

By:
Name:
Title:

COMSTOCK OIL & GAS GP, LLC

By:
Name:
Title:

COMSTOCK OIL & GAS INVESTMENTS LLC

By:
Name:
Title:

Signature Page to Indenture

COMSTOCK OIL & GAS HOLDINGS, INC.

By:
Name:
Title:

Signature Page to Indenture in respect of

Senior Secured Toggle Notes due 2020

TRUSTEE:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, AS TRUSTEE

By:
Name:
Title:

Signature Page to Indenture in respect of

Senior Secured Toggle Notes due 2020

EXHIBIT A

[FORM OF FACE OF NOTE]

(Face of Note)

[THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENTS FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]1

[1]	For Global Notes only.

Exhibit A - 1

No. [ ]	Principal Amount $[ ]

	CUSIP NO.	[ ]

	ISIN NO.	[ ]

Comstock Resources, Inc.

Senior Secured Toggle Note due 2020

Comstock Resources, Inc., a Nevada corporation, promises to pay to                     , or registered assigns, the principal sum of          Dollars on March 15, 2020 [or such greater or lesser amount as may be indicated on Schedule A hereto]2.

Interest Payment Dates: March 15 and September 15, commencing March 15, 2017

Record Dates: March 1 and September 1

Additional provisions of this Note are set forth on the other side of this Note.

IN WITNESS WHEREOF, Comstock Resources, Inc. has caused this instrument to be duly executed.

COMSTOCK RESOURCES, INC.

By:
Name:
Title:

[2]	If this Note is a Global Note, add this provision.

Exhibit A - 2

TRUSTEE’S CERTIFICATE OF

AUTHENTICATION

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Trustee, certifies that this is one of the

Notes referred to in the Indenture.

By:
Authorized Signatory

Dated: , 20

Exhibit A - 3

[FORM OF REVERSE SIDE OF NOTE]

Senior Secured Toggle Note due 2020

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Comstock Resources, Inc., a Nevada corporation (the “Company”), promises to pay interest on the unpaid principal amount of this Note at the rate of 10.0% per annum, if the Company elects to pay Cash Interest, or at the rate of 12.25% per annum, if the Company elects to pay PIK Interest; provided that not more than $91,875,000 of interest may be paid as PIK Interest. The Company will pay interest semi-annually in arrears on March 15 and September 15 of each year (each an “Interest Payment Date”), commencing March 15, 2017. If any date for payment on the Notes falls on a day that is not a Business Day, such payment may be made on the next succeeding Business Day with the same force and effect as if made on the due date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid as Cash Interest or PIK Interest or, if no interest has been paid as Cash Interest or PIK Interest, from the date of original issuance; provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay (i) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at a rate that is equal to the then applicable interest rate on the Notes and (ii) interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the same rate to the extent lawful. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Interest will be payable, at the election of the Company (made by delivering a notice to the Trustee at least 10 business days before the end of the interest period) (i) entirely in cash (“Cash Interest”) or (ii) by issuing additional securities (“Additional Notes”) with the same terms as the Notes in a principal amount equal to all or any portion the applicable amount of interest for the interest period (rounded down to the nearest whole dollar) (“PIK Interest”); provided that notwithstanding anything to the contrary herein, interest paid as PIK Interest shall not exceed $91,875,000 in the aggregate, and once $91,875,000 of PIK Interest has been paid, all interest on the Notes (including, for the avoidance of doubt, the Additional Notes) shall be paid entirely in cash. All Additional Notes issued pursuant to an interest payment as described above will mature on March 15, 2020 and will be governed by, and subject to the terms, provisions and conditions of, the Indenture. The Additional Notes shall have the same rights and benefits as the Notes issued on the Issue Date, and shall be treated together with such Notes as a single class for all purposes under the Indenture.

If interest is paid as PIK Interest, then not later than 10 business days prior to the relevant Interest Payment Date, the Company shall deliver to the Trustee and the Paying Agent (if other than the Trustee), (i) with respect to Definitive Notes, the required amount of Notes represented

Exhibit A - 4

by Definitive Notes (rounded down to the nearest whole dollar) and a company order to authenticate and deliver such Additional Notes or (ii) with respect to Notes represented by one or more Global Notes, a company order to increase the outstanding principal amount of such Global Notes by the required amount (rounded down to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the Depositary or otherwise, the required amount of Additional Notes represented by Global Notes (rounded down to the nearest whole dollar) and a company order to authenticate and deliver such new Global Notes).

Notwithstanding anything to the contrary herein or in the Indenture, and for the avoidance of doubt, accrued and unpaid interest that is due and payable at the Stated Maturity of this Note, with respect to an optional redemption, or any requirement of the Company to purchase this Note on a Change of Control Payment Date or Purchase Date in connection with a Change of Control Offer or Asset Sale Offer, shall be Cash Interest.

2. Method of Payment. The Company will pay interest on the Notes (except defaulted interest) to the Persons who are registered Holders of Notes at the close of business on the March 1 or September 1 immediately preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Holders must surrender Notes to the Paying Agent to collect payments of principal and premium, if any, together with accrued and unpaid interest due at maturity. Any Definitive Notes will be payable as to principal, premium, if any, and interest, if any, at the office or agency of the Paying Agent and Registrar maintained for such purpose within the City and State of New York, or, at the option of the Company, payment of Cash Interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders, and provided that payment by wire transfer of immediately available funds to an account in the United States will be required with respect to any amounts due on all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Notwithstanding the foregoing, if this Note is a Global Note, payment may be made pursuant to the applicable procedures of the Depositary as permitted in the Indenture. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, American Stock Transfer & Trust Company, LLC, the Trustee under the Indenture, will act as Paying Agent and Registrar. The Company may appoint and change any Paying Agent or Registrar without notice to any Holder. Other than for purposes of effecting a redemption or an offer to purchase described in Sections 3.07, 3.08, 3.09, 4.10 and 4.15 of the Indenture or in connection with a Legal Defeasance, Covenant Defeasance or Discharge, the Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of , 2016 (“Indenture”) among the Company, the Subsidiary Guarantors and the Trustee. The Notes are subject to the terms of the Indenture, and Holders are referred to the Indenture for a statement of such terms. The Notes are senior secured obligations of the Company. In the event of a conflict between the Indenture and this Note, the terms of the Indenture shall control.

Exhibit A - 5

5. Optional Redemption.

(a) The Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the Notes redeemed, to the applicable redemption date, subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on March 15 of the years indicated below (or the Issue Date for Notes redeemed prior to March 15, 2017):

YEAR	PERCENTAGE
2016	110.000%
2017	107.500%
2018	105.000%
2019 and thereafter	100.000%

6. Notice of Redemption. Notice of optional redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address (except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a Legal Defeasance, Covenant Defeasance or Discharge). On and after the redemption date, interest ceases to accrue on the Notes or portions thereof called for redemption, subject to satisfaction of any conditions thereto.

7. Mandatory Redemption.

Except as set forth in Paragraph 8 below, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes or to repurchase the Notes at the option of the Holders.

8. Repurchase at Option of Holder.

(a) If a Change of Control occurs, the Company will be required to make an offer (a “Change of Control Offer”) to repurchase all or any part in integral multiples of $1.00 of each Holder’s Notes at a purchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased, plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment Date”), subject to the rights of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date. Within 30 days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee and the Paying Agent describing the transaction or transactions that constitutes the Change of Control and setting forth the procedures governing the Change of Control Offer as required by Section 4.15 of the Indenture.

(b) If the Company or any Restricted Subsidiary consummates an Asset Sale, within 30 days after the 365th day following each date on which the aggregate amount of Excess Proceeds exceeds $10,000,000, the Company may be required to make an Asset Sale Offer in accordance with Sections 3.08 and 4.10 of the Indenture.

Exhibit A - 6

9. Guarantees. The payment by the Company of the principal of, and premium, if any, or interest, if any, on, on, the Notes is absolutely and unconditionally guaranteed on a joint and several basis by each of the Subsidiary Guarantors, as primary obligor and not merely as a surety, to the extent set forth in the Indenture.

10. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of integral multiples of $1.00. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any taxes due on transfer or exchange. The Registrar need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company and the Registrar need not exchange or register the transfer of any Notes for a period of 15 days before a selection of Notes to be redeemed.

11. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12. Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture, the Notes and the Collateral Agreements may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange for, the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture, the Notes or the Collateral Agreements may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange for, Notes). Without the consent of any Holder of, the Indenture, the Notes, the Intercreditor Agreements and the other Collateral Agreements may be amended or supplemented with respect to certain matters specified in the Indenture.

13. Defaults and Remedies. If any Event of Default occurs and is continuing, the Trustee, by notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by notice to the Company and the Trustee, may declare all the Notes to be due and payable immediately. Notwithstanding the preceding, in the case of an Event of Default arising from such events of bankruptcy, insolvency or reorganization described in Section 6.01(j) or (k) of the Indenture with respect to the Company or a Subsidiary Guarantor, all outstanding Notes shall become due and payable immediately without further action or notice. Holders may not enforce the Indenture, the Notes or the Collateral Agreements except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power conferred on it with respect to the Notes. The Trustee may withhold from Holder notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal of, or interest or premium, if any, on, the Notes. The Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may, on behalf of the Holders of all the Notes, rescind an acceleration or waive any existing Default or Event of Default and its

Exhibit A - 7

consequences under the Indenture, except as provided in the Indenture. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and within 10 Days of any of its Officers or any of the Company’s Officers becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

14. Defeasance and Discharge. The Notes are subject to defeasance and discharge upon the terms and conditions specified in the Indenture.

15. No Recourse Against Others. No present, past or future director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor, as such, will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture, the Subsidiary Guarantees or the Collateral Agreements or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

16. Collateral Agreements. The obligations of the Company and the Subsidiary Guarantors under the Indenture, the Notes and the Subsidiary Guarantees will be secured by a first-priority perfected Lien granted to the Collateral Agent in the Collateral, subject to the terms of the Intercreditor Agreements.

17. Authentication. This Note shall not be valid until authenticated by the manual signature of an authorized signatory of the Trustee or an authenticating agent.

18. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19. CUSIP and ISIN Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and corresponding ISIN numbers to be printed on the Notes and the Trustee may use CUSIP numbers and corresponding ISIN numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

20. Governing Law. THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

21. Successors. In the event a successor entity assumes all the obligations of its predecessor under the Notes and the Indenture, in accordance with the terms thereof, the predecessor entity will be released from all such obligations.

Exhibit A - 8

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Comstock Resources Inc.

5300 Town and Country Blvd., Suite 500

Frisco, Texas 75034

Attention: Roland O. Burns

Facsimile: 972.668.8812

Exhibit A - 9

ASSIGNMENT FORM

To assign this Note, fill in the form below:

I or we assign and transfer this Note to

(Print or type assignee’s name, address and zip code)

(Insert assignee’s soc. sec. or tax I.D. No.)

and irrevocably appoint                      agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:	Your Signature:
Sign exactly as your name appears on the other side of this Note.

Signature Guarantee:

(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A - 10

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, check the box below:

☐ Section 4.10	☐ Section 4.15

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.10 or 4.15 of the Indenture, state the amount in integral multiples of $1.00 that you elect to have purchased: $

Date:	Your Signature
(Sign exactly as your name appears on the other side of this Note)

Soc. Sec. or Tax Identification No.:

Signature Guarantee:
(signature must be guaranteed)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

Exhibit A - 11

[TO BE ATTACHED TO GLOBAL NOTE]

SCHEDULE A

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Notes Custodian

Exhibit A - 12

EXHIBIT B

COMSTOCK RESOURCES, INC.

and

the Subsidiary Guarantors named herein

SENIOR SECURED TOGGLE NOTES DUE 2020

FORM OF SUPPLEMENTAL INDENTURE

DATED AS OF             ,

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC,

as Trustee

Exhibit B - 1

This SUPPLEMENTAL INDENTURE, dated as of             ,          (this “Supplemental Indenture”) is among Comstock Resources, Inc., (the “Company”), [                    ] (the “Guaranteeing Subsidiary”), which is a subsidiary of the Company, each of the existing Subsidiary Guarantors (as defined in the Indenture referred to below) and American Stock Transfer & Trust Company, LLC, as Trustee.

RECITALS

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee entered into an Indenture, dated as of             , 2016 (as heretofore amended, supplemented or otherwise modified, the “Indenture”), providing for the issuance of the Company’s Senior Secured Toggle Notes due 2020 (the “Notes”) and the Additional Notes;

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall become a Subsidiary Guarantor (as defined in the Indenture);

WHEREAS, Section 9.01(a)(8) of the Indenture provides that the Company, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture in order to add any additional Subsidiary Guarantor with respect to the Notes, without the consent of the Holders of the Notes; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Certificate of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Subsidiary Guarantors and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Subsidiary Guarantors and the Trustee, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Guaranteeing Subsidiary, the other Subsidiary Guarantors and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

Section 1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 2. Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 3. Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Guaranteeing Subsidiary, the other Subsidiary Guarantors and the Trustee.

Section 4. Agreement to Guarantee. The Guaranteeing Subsidiary hereby agrees, by its execution of this Supplemental Indenture, to be bound by the provisions of the Indenture applicable to Subsidiary Guarantors to the extent provided for and subject to the limitations therein, including Article 10 thereof.

Exhibit B - 2

Section 5. Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 6. The Trustee. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or to the recitals contained herein, all of which are made exclusively by the Company and the Subsidiary Guarantors.

Section 7. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. Signature of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following pages]

Exhibit B - 3

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPANY:

COMSTOCK RESOURCES, INC.

By:
Name:
Title:

GUARANTEEING SUBSIDIARY:

[ ]

By:
Name:
Title:

EXISTING SUBSIDIARY GUARANTORS:

[Insert signature blocks for each of the Subsidiary Guarantors existing at the time of execution of this Supplemental Indenture]

TRUSTEE:

AMERICAN STOCK TRANSFER & TRUST
COMPANY, LLC, AS TRUSTEE

By:
Name:
Title:

Exhibit B - 4